                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  ----------

                                  FORM 8-K/A

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) January 16, 1998

                       UNITED STATES FILTER CORPORATION
                       --------------------------------
            (Exact name of registrant as specified in its charter)

-------------------------------         ------------         -------------------
          DELAWARE                        1-10728                 33-0266015
(State or other jurisdiction of         (Commission          (I.R.S. Employer
incorporation or organization)          File Number)         Identification No.)

----------------------------------------------------         -------------------
    40-004 COOK STREET, PALM DESERT, CALIFORNIA                     92211
      (Address of principal executive offices)                    (Zip Code)


      Registrant's telephone number, including area code  (760) 340-0098
                                                          --------------

                               (NOT APPLICABLE)
                        -------------------------------
                        (Former name or former address,
                         if changed from last report)

          Item 7 of the Registrant's Current Report on Form 8-K dated December 9, 1997 and Item 7 of the Registrant's Current Report on Form 8-K dated January 16, 1998 are hereby amended and restated as set forth below. The exhibits referenced therein are not amended hereby.

          As previously reported on a Current Report on Form 8-K dated December 9, 1997, United States Filter Corporation (the "Company") acquired approximately 96% of the outstanding ordinary shares (the "Memtec Shares") of Memtec Limited ("Memtec") on December 9, 1997, pursuant to a tender offer. Beneficial ownership of the remaining Memtec Shares was acquired on February 3, 1998. The total purchase price for Memtec was approximately $399.6 million in cash.


          As previously reported on a Current Report on Form 8-K dated January 16, 1998, the Company acquired all of the outstanding common stock of The Kinetics Group, Inc. ("Kinetics") on January 16, 1998 in exchange for 5,803,803 shares of Common Stock, par value $.01 per share, of the Company.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
          EXHIBITS.

          The following are filed herewith:

          (A)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED


          Memtec:
          -------
          Index to Consolidated Financial Statements;

          Report of Independent Accountants;

          Consolidated Statements of Income for the years ended June 30, 1995,
          1996 and 1997;

          Consolidated Balance Sheets as of June 30, 1996 and 1997;

          Consolidated Statements of Shareholders' Equity for the years ended
          June 30, 1995, 1996 and 1997;

          Consolidated Statements of Cash Flows for the years ended June 30,
          1995, 1996 and 1997;

          Notes to Consolidated Financial Statements;

          Condensed Consolidated Statements of Operations for the three months ended September 30, 1996 and 1997 (unaudited);

          Condensed Consolidated Balance Sheets as of June 30, 1997 (audited) and September 30, 1997 (unaudited);

          Condensed Consolidated Statements of Cash Flows for the three months ended September 30, 1996 and 1997 (unaudited); and

          Notes to Condensed Consolidated Financial Statements (unaudited).


          Kinetics:
          ---------
          Index to Consolidated Financial Statements;

          Report of Independent Auditors;

          Consolidated Balance Sheets as of September 30, 1997 and 1996;

          Consolidated Statements of Operations for the years ended
          September 30, 1997 and 1996;

          Consolidated Statements of Stockholders' Equity for the years ended
          September 30, 1997 and 1996;

          Consolidated Statements of Cash Flows for the years ended September
          30, 1997 and 1996; and

          Notes to Consolidated Financial Statements.

          (B)  PRO FORMA FINANCIAL INFORMATION

          Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997;

          Unaudited Pro Forma Combined Statement of Operations for the fiscal years ended March 31, 1997, June 30, 1997 and September 30, 1997 and the six months ended September 30, 1997; and

          Notes to Unaudited Pro Forma Combined Financial Information.


          (C)  EXHIBITS

               23.01  Consent of Price Waterhouse
               23.02  Consent of Ernst & Young LLP

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.


                               UNITED STATES FILTER CORPORATION


                               By: /s/ Kevin L. Spence
                                   -----------------------
                                   Kevin L. Spence
                                   Senior Vice President


Date:  February 6, 1998

                                Memtec Limited

                       Consolidated Financial Statements

                   Years ended June 30, 1995, 1996 and 1997


          Index to Consolidated Financial Statements;                                   F-1

          Report of Independent Accountants;                                            F-2

          Consolidated Statements of Income for the years ended June 30, 1995,
          1996 and 1997;                                                                F-3

          Consolidated Balance Sheets as of June 30, 1996 and 1997;                     F-4

          Consolidated Statements of Shareholders' Equity for the years ended
          June 30, 1995, 1996 and 1997;                                                 F-6

          Consolidated Statements of Cash Flows for the years ended June 30, 1995,
          1996 and 1997;                                                                F-7

          Notes to Consolidated Financial Statements;                                   F-8

          Condensed Consolidated Statements of Operations for the three months
          ended September 30, 1996 and 1997 (unaudited);                               F-24

          Condensed Consolidated Balance Sheets as of June 30, 1997 (audited)
          and September 30, 1997 (unaudited);                                          F-25

          Condensed Consolidated Statements of Cash Flows for the three months
          ended September 30, 1996 and 1997 (unaudited); and                           F-26

          Notes to Condensed Consolidated Financial Statements (unaudited).            F-27

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------

To the Board of Directors and Shareholders of Memtec Limited

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Memtec Limited ("the Company") and its subsidiaries expressed in U.S. dollars at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with accounting principles that, as described in Note 1, are generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on
these financial statements based on our audits.   We conducted our audits of
these statements in accordance with generally accepted auditing standards in Australia, which are the same in all material respects as auditing standards generally accepted in the United States of America, and which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE
Sydney, Australia
September 25, 1997

CONSOLIDATED STATEMENTS OF INCOME
YEAR ENDED JUNE 30

(in US$ thousands except per share data)                                      1995              1996              1997
-----------------------------------------------------------------------------------------------------------------------
NET REVENUES                                                               $145,029         $ 174,506        $ 243,616
Cost of sales                                                               (95,827)         (112,858)        (155,638)
Selling, general and administrative expenses                                (36,239)          (43,243)         (64,314)
Research and development expenses                                            (3,380)           (4,587)          (7,074)
Amortization of goodwill and other intangible assets                         (2,720)           (2,683)          (2,868)
French restructuring costs and asset write-downs (Note 3)                         -                 -           (1,677)
Acquisition and finance costs, net of termination fees (Note 4)                   -              (543)           1,554
-----------------------------------------------------------------------------------------------------------------------

OPERATING PROFIT                                                              6,863            10,592           13,599
Interest income                                                                 108               858              701
Interest expense                                                             (2,590)           (2,897)          (5,613)
Other income (expense), net (Note 5)                                            (87)             (642)             115
-----------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                    4,294             7,911            8,802
Income tax (provision) benefit                                               (1,259)            3,160           (1,306)
-----------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                 $  3,035         $  11,071        $   7,496
=======================================================================================================================

Earnings per ordinary share (Note 1)                                       $   0.39         $    1.18        $    0.73

Dividends per ordinary share (Note 1)                                      $   0.07         $    0.07        $    0.08

Weighted average ordinary shares
 outstanding (in thousands) (Note 1)                                          7,789             9,384           10,287

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
JUNE 30


(in US$ thousands)                              1996         1997
-------------------------------------------------------------------
ASSETS

CURRENT ASSETS
 Cash and cash equivalents                    $ 28,067    $ 32,761
 Accounts receivable, net of allowance
  of $1,843 ($2,680 in 1996)                    44,118      46,605
 Notes receivable                                1,376       2,147
 Inventories                                    44,987      46,305
 Prepayments and other current assets            5,556       4,610
 Deferred income taxes                           6,035       5,252
-------------------------------------------------------------------
TOTAL CURRENT ASSETS                           130,139     137,680
-------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT

 Land                                            7,626       7,161
 Buildings                                      44,733      46,735
 Machinery and equipment                        57,682      65,666
 Furniture and fixtures                          6,573       7,146
 Capital work in progress                        4,817       6,659
-------------------------------------------------------------------
                                               121,431     133,367
 Less: Accumulated depreciation                (29,759)    (38,304)
-------------------------------------------------------------------
NET PROPERTY, PLANT AND EQUIPMENT               91,672      95,063
-------------------------------------------------------------------
Goodwill                                        60,438      58,517
Other intangible assets                          8,515       7,893
Deferred income taxes                            7,518      10,131
Other assets                                     1,510       1,879
-------------------------------------------------------------------
TOTAL ASSETS                                  $299,792    $311,163
===================================================================

CONSOLIDATED BALANCE SHEETS
JUNE 30

(in US$ thousands)                                           1996        1997
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                         $ 15,109    $ 17,915
  Accrued liabilities                                        29,811      27,134
  Short-term debt                                             5,648       4,045
  Deferred income taxes                                         139         623
--------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                    50,707      49,717
--------------------------------------------------------------------------------
NON CURRENT LIABILITIES
  Long-term debt                                             66,165      80,286
  Deferred income taxes                                       4,190       4,924
  Pension obligations                                         5,922       5,378
  Other                                                       1,272       1,555
--------------------------------------------------------------------------------
TOTAL LIABILITIES                                           128,256     141,860
--------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTE 15)

SHAREHOLDERS' EQUITY
  Ordinary shares A$2.50 par value; 40,000,000
  shares authorized; 10,317,348 issued and
  outstanding (10,236,741 in 1996)                           19,853      20,012
  Additional paid-in capital                                157,616     159,046
  Accumulated surplus (deficit)                              (6,490)        182
  Currency translation adjustment                             2,761      (7,864)
--------------------------------------------------------------------------------
                                                            173,740     171,376
  Loan receivable from the trustee of the
  employee share plan                                        (2,204)     (2,073)
--------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                  171,536     169,303
--------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $299,792    $311,163
================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                     Ordinary Shares    Additional   Accumulated       Currency
                                                    -----------------      Paid-in       Surplus    Translation
                                                    Shares     Amount      Capital     (Deficit)     Adjustment        Total
(in US$ thousands except share volume)         (thousands)
-----------------------------------------------------------------------------------------------------------------------------
Balance June 30, 1994                               75,856    $14,840     $123,181     $(19,463)       $  1,610     $120,168
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                                                3,035                        3,035
Share issues                                         2,538        472        2,426                                     2,898
Issue expenses                                                                (106)                                     (106)
Options exercised                                      210         38          160                                       198
Exercised/expired compensatory share options           400         72          832                                       904
Translation adjustment                                                                                    1,745        1,745
Dividend                                                                                   (570)                        (570)
-----------------------------------------------------------------------------------------------------------------------------
Balance June 30, 1995                               79,004     15,422      126,493      (16,998)          3,355      128,272
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                                                               11,071                       11,071
Share issues                                        22,979      4,356       33,545                                    37,901
Issue expenses                                                              (2,915)                                   (2,915)
Options exercised                                      114         75          493                                       568
One-for-ten reverse split of ordinary shares
 effective March 29, 1996 (Note 1)                 (91,860)
Translation adjustment                                                                                     (594)        (594)
Dividend                                                                                   (563)                        (563)
-----------------------------------------------------------------------------------------------------------------------------
Balance June 30, 1996                               10,237     19,853      157,616       (6,490)          2,761      173,740
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                7,496                        7,496
Share issues                                             3          6           88                                        94
Issue expenses                                                                  (7)                                       (7)
Options exercised                                       57        114          844                                       958
Exercised/expired compensatory share options            20         39          505                                       544
Translation adjustment                                                                                  (10,625)     (10,625)
Dividend                                                                                   (824)                        (824)
-----------------------------------------------------------------------------------------------------------------------------
Balance June 30, 1997                               10,317    $20,012     $159,046     $    182 (a)    $ (7,864)    $171,376
=============================================================================================================================

For purposes of balance sheet presentation the loan receivable from the trustee of the employees share plan has been shown as a deduction from Shareholders' equity.

(a) Australian Corporations Law provides that a company may not pay a cash dividend except out of its profits (retained earnings or current year profits). Accounting principles and laws differ between the US and Australia. Memtec Limited's consolidated retained earnings under Australian law are A$28.9 million at June 30, 1997.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED JUNE 30

(in US$ thousands)                                                     1995       1996       1997
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                           $  3,035   $ 11,071   $  7,496
----------------------------------------------------------------------------------------------------

Adjustments to reconcile net income to net
  cash provided by operating activities:
Depreciation and amortization                                           8,419      9,810     13,499
Gain on sale of property, plant and equipment                             (71)       (46)       (82)
Deferred income taxes                                                     672     (5,384)      (193)
Changes in operating assets and liabilities
  Accounts receivable                                                  (1,353)    (8,830)    (3,923)
  Inventories                                                          (2,563)    (8,989)    (3,105)
  Other assets                                                          1,087     (1,270)       243
  Accounts payable and accrued expenses                                 1,211      5,333      5,031
  Other liabilities                                                    (1,356)       415     (1,051)
----------------------------------------------------------------------------------------------------

Net cash provided by operating activities                               9,081      2,110     17,915
----------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment                              (8,366)    (9,588)   (19,964)
Intangible assets acquired                                               (773)      (595)    (1,184)
Proceeds from sale of property, plant and equipment                       240        329        336
Payment for purchase of subsidiaries,
  net of cash acquired                                                 (3,474)   (43,994)    (1,213)
----------------------------------------------------------------------------------------------------

Net cash used in investing activities                                 (12,373)   (53,848)   (22,025)
----------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of ordinary shares                               3,344     35,462      1,215
Dividends paid                                                           (442)      (471)      (724)
Proceeds from issuance of debt                                          3,837     60,052         --
Repayment of debt                                                      (1,807)   (13,939)    (4,831)
Net revolving credit line movements                                    (4,166)    (4,116)    15,754
Principal capital lease repayments                                       (862)    (1,064)    (1,174)
Proceeds from employee share plan receivable                                7          7          8
----------------------------------------------------------------------------------------------------

Net cash provided by (used in) financing activities                       (89)    75,931     10,248
----------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash                                   426       (446)    (1,444)
----------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                   (2,955)    23,747      4,694
----------------------------------------------------------------------------------------------------

Cash and cash equivalents at beginning of year                          7,275      4,320     28,067
----------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                             $  4,320   $ 28,067   $ 32,761
====================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The summary of significant accounting policies is presented to assist the reader in understanding and evaluating these consolidated financial statements.

     A    BASIS OF PRESENTATION

     Memtec Limited ("Memtec") is an Australian company listed on the Australian Stock Exchange and the New York Stock Exchange. Memtec's operations in America, Europe and Asia are significantly larger than those in Australia and the predominant trading currency of Memtec is the US dollar. Memtec's shareholders are predominantly US and European institutional investors. Memtec therefore prepares its primary financial statements in US dollars and in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

     The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions. Actual results may differ from these estimates.

     B    BASIS OF CONSOLIDATION

     All companies over which Memtec exercises control are consolidated. All inter-company accounts and transactions have been eliminated.

     C    REVENUE RECOGNITION

     Generally, Memtec recognizes revenue in relation to the manufacture and sale of its products at the time of shipment. However, when Memtec enters into larger contracts requiring a production duration of more than three months, and the contracts allow for the transfer of financial risk through progress billings or periodic deliverables, Memtec recognizes revenue resulting from such contracts using the percentage-of-completion method. Losses, if any, are provided for in the period in which the loss becomes known.

     D    CASH AND CASH EQUIVALENTS

     Cash equivalents include certificates of deposit and other money market investments stated at cost which approximates market. Memtec considers investments with original maturities of ninety days or less to be cash equivalents for purposes of the Statements of Cash Flows.

     E    INVENTORIES

     Inventories are stated at the lower of cost (principally first in, first out method) or net realizable value. Work-in-progress inventories include costs incurred plus estimated profits on contracts accounted for using the percentage-of-completion method, net of progress billings.

     F    PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and depreciated over their estimated useful lives using the straight line method. Straight line and accelerated methods of depreciation are used for tax purposes. Maintenance and repairs are charged to expense. Profits and losses on disposal of property, plant and equipment are taken into account in determining the results for the year. Estimated useful lives are as follows:

           Buildings and improvements     25 to 50 years
           Machinery and equipment         4 to 25 years
           Furniture and fixtures          5 to 10 years

     Interest capitalized as part of the cost of constructing assets totaled $121,000 in 1997 (Nil in 1995 and 1996).

     G    RECLASSIFICATIONS

     Certain reclassifications of prior years' amounts have been made to conform to the current year's presentation.

     H    GOODWILL

     Goodwill, representing the excess of the purchase consideration over the fair value of net assets acquired, is amortized on a straight line basis over the periods of expected benefit, which range from 35 to 40 years.

     Subsequent to the acquisition of an intangible asset, Memtec continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of such an asset may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, Memtec uses an estimate of the related undiscounted future cash flows over the remaining life of the asset in measuring whether the intangible asset is recoverable. If such an analysis indicates that impairment has in fact occurred, Memtec writes down the book value of the intangible asset to its fair market value.

     I    OTHER INTANGIBLE ASSETS

     Costs of purchase and applications for patents and trademarks are capitalized and amortized over their estimated useful lives, which range from 8 to 20 years. Distributor network acquired is amortized over 17 years. Other intangible assets are amortized over the periods of expected benefits, which range from 3 to 24 years.

     J    FOREIGN CURRENCY ACCOUNTING

     The financial statements of Memtec's non-US operations are translated into US dollars for financial reporting purposes. The assets and liabilities of non-US operations whose functional currencies are other than the US dollar are translated at rates of exchange at year-end, and revenues and expenses are translated at average exchange rates for the year. The cumulative translation effects are reflected in shareholders' equity. Gains and losses on transactions denominated in other than the functional currency of an operation are reflected in other income (expense), except for commitment hedges as explained below.

     K    INCOME TAXES

     Memtec accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 is an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. These differences principally relate to items such as depreciation, utilization of net operating loss carryforwards, accruals of certain liabilities which are not deductible for tax purposes until paid and inventory related items.

     L    EARNINGS PER SHARE

     A one-for-ten reverse split of ordinary shares was approved by Memtec shareholders in November 1995, and became effective on March 29, 1996. Following the reverse split, the par value of an ordinary share was increased from A$0.25 to A$2.50, and one ordinary share is equal to one American Depositary Share. Per share data in the accompanying consolidated financial statements, share data in the accompanying consolidated statements of income, and all per share and share data in these notes have been adjusted to give retroactive effect to the reverse ordinary share split.

     Earnings per share is computed based upon the weighted average number of ordinary shares outstanding. Ordinary share equivalents resulting from the assumed exercise of stock options have not been considered as their effect is not significant.

     M    NON-US EMPLOYEE BENEFIT OBLIGATIONS

     Non-US employee benefit obligations are accounted for under US GAAP, which generally requires accrual over the period the benefits are being earned.

2    ACQUISITIONS

     VESSEL SRL

     On May 28, 1997 Memtec acquired 100% of the issued and outstanding equity of Vessel Srl, an Italian filtration company. Under the terms of the purchase agreement, the former owners of Vessel Srl were paid 3 billion Italian Lira (US$1.8 million) on June 27, 1997 with a further 2 billion Italian Lira (US$1.2 million) payable in two equal installments on May 28, 1998 and 1999. The total purchase price was US$3.2 million. The transaction has been accounted for under the purchase method. Goodwill arising on the purchase is US$3.1 million which is being amortized over 35 years. Pro forma financial information in respect of the results of operations for periods before the acquisition have not been presented because the effect on the consolidated results of operations is considered to be insignificant.

     SEITZ-FILTER-WERKE GMBH & CO.

     On April 22, 1996, Memtec, through a wholly-owned subsidiary, acquired 100% of the outstanding equity of Seitz-Filter-Werke GmbH & Co. (a German limited partnership) ("Seitz"), a German producer of filter media primarily for the food and beverage industry. The purchase price was DM77.5 million (US$51.4 million). The transaction has been accounted for under the purchase method. Goodwill arising on the purchase was DM15.6 million (US$10.2 million) which is being amortized over 40 years.

     Unaudited proforma information for the fiscal year ended June 30, 1996, as if the acquisition had occurred on the first day of that year, is shown below:

     (in US$ thousands except per share data)                              1996
     ---------------------------------------------------------------------------
     Net sales                                                         $226,724
     Net income                                                          12,202
     Earnings per ordinary share                                           1.30
     ---------------------------------------------------------------------------

     FILTRATION SA

     Effective July 29, 1994 Memtec acquired 100% of the voting shares of Filtration SA, a French company operating in the European filtration market. Under the terms of the purchase agreement, the former owners of Filtration SA ("FSA") were paid FF11.5 million (US$2.4 million) on July 29, 1994, FF5.75 million (US$1.1 million) on December 31, 1994, FF5.75 million (US$1.1 million) on December 31, 1995 and FF5.75 million (US$1.1 million) on December 31, 1996. The transaction has been accounted for under the purchase method. Goodwill arising on the purchase is $7.0 million which is being amortized over 35 years. Pro forma financial information in respect of the results of operations for periods before the acquisition have not been presented because the effect on the consolidated results of operations is considered to be insignificant.

3    FRENCH RESTRUCTURING COSTS AND ASSET WRITE-DOWNS

     Continued operating losses in Memtec's French Filterite operations resulted in a decision by management to restructure. Employee terminations in the fiscal year and asset write-downs, predominantly inventory, totaled $1,677,000.

4    ACQUISITION AND FINANCE COSTS, NET OF TERMINATION FEES

     In November 1996, Memtec received a fee in relation to a terminated merger with Gelman Sciences Inc. The $3 million fee increased operating profit by $1,554,000 after the deduction of merger related expenses.

     Proceeds from the senior guaranteed notes issued in June 1996 (see Note 12(b)) were used, in part, to retire certain existing secured bank debt. The deferred financing costs relating to this retired debt totaled $158,000.

     During 1996, Memtec pursued two potential German acquisitions. On consummation of the Seitz acquisition in April 1996 (see Note 2), it was decided not to pursue the other German opportunity. Costs incurred by way of due diligence investigations and legal expenses pursuing the other acquisition totaled $385,000.

5    OTHER INCOME (EXPENSE), NET

     (in US$ thousands)                      1995      1996      1997
     ----------------------------------------------------------------
     Foreign exchange gains (losses), net    $  164   $ (391)  $   14
     Other income (expense), net               (251)    (251)     101
     ----------------------------------------------------------------
                                             $  (87)  $ (642)  $  115
     ----------------------------------------------------------------

6    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     (in US$ thousands)                      1995      1996      1997
     ----------------------------------------------------------------
     Income taxes paid                       $  193   $2,293   $1,499
     Interest paid                            2,133    2,796    5,658

     Non cash investing and financing activities:

     Memtec entered into capital lease obligations totaling $888,000, $991,000 and $1,142,000 for the acquisition of property, plant and equipment in 1995, 1996 and 1997 respectively.

     Memtec issued 13,878 shares valued at $138,000, 6,279 shares valued at $89,000 and 3,180 shares valued at $94,000 in satisfaction of a dividend under the Dividend Reinvestment Plan in 1995, 1996 and 1997 respectively.

7    FOREIGN CURRENCY CONTRACTS

     At June 30, 1997, Memtec had outstanding forward exchange contracts to purchase $7,562,000 in foreign currencies (primarily Australian dollars purchased by US operations and US dollars purchased by non US operations) and to sell $2,870,000 in foreign currencies (primarily US dollars sold by non US operations) at varying maturities throughout fiscal 1998 and 1999. Contract value and fair value of outstanding contracts (net sales) hedging foreign currency assets and liabilities at June 30, 1997 was $200,000 and $226,000 respectively. Additionally, contract value and fair value of outstanding contracts (net purchases) hedging exposure on firm foreign currency commitments at June 30, 1997 was $4,892,000 and $4,938,000 respectively. The fair value of the foreign currency contracts is estimated based upon dealer quotes or market prices.

     (in US$ thousands)                                                                      1996         1997
     -----------------------------------------------------------------------------------------------------------
8    INVENTORIES

     Raw materials                                                                       $ 14,519     $ 14,543
     Work-in-progress                                                                      18,090       18,989
     Finished goods                                                                        12,378       12,773
     -----------------------------------------------------------------------------------------------------------
                                                                                         $ 44,987     $ 46,305
     -----------------------------------------------------------------------------------------------------------

     Costs and billings on uncompleted contracts included in work-in-progress:

     Costs and estimated earnings on contracts in progress                               $  8,927     $ 21,903
     Progress billings on contracts in progress                                            (2,594)     (14,417)
     -----------------------------------------------------------------------------------------------------------

     Costs in excess of billings on uncompleted contracts                                $  6,333     $  7,486
     -----------------------------------------------------------------------------------------------------------

     Costs and estimated earnings on contracts in progress                               $  7,318     $ 13,883
     Progress billings on contracts in progress                                            (8,281)     (15,572)
     -----------------------------------------------------------------------------------------------------------

     Billings in excess of costs on uncompleted contracts                                $   (963)    $ (1,689)
     -----------------------------------------------------------------------------------------------------------

9    GOODWILL
     Goodwill                                                                            $ 71,024     $ 70,638
     Less: Accumulated amortization                                                       (10,586)     (12,121)
     -----------------------------------------------------------------------------------------------------------
                                                                                         $ 60,438     $ 58,517
     -----------------------------------------------------------------------------------------------------------

10   OTHER INTANGIBLE ASSETS

     Patents and trademarks                                                             $  11,493     $ 11,889
     Distributor network acquired                                                           3,231        3,231
     Other                                                                                  6,269        6,123
     -----------------------------------------------------------------------------------------------------------

                                                                                           20,993       21,243
     Less: Accumulated amortization                                                       (12,478)     (13,350)
     -----------------------------------------------------------------------------------------------------------
                                                                                        $   8,515     $  7,893
     -----------------------------------------------------------------------------------------------------------

11   ACCRUED LIABILITIES

     Accrued commissions                                                                $   1,641     $  1,292
     Accrued compensation                                                                   9,224        9,076
     Accrued interest                                                                         225          275
     Deferred income and customer deposits received                                         2,439        2,447
     Accrued expenses                                                                       8,144        8,393
     Unsecured notes to trade creditors                                                     1,565        1,696
     Income and other taxes                                                                 3,427        2,418
     Provisions for warranties                                                              1,993        1,462
     Unrealized loss on foreign currency contracts                                             38           40
     Acquisition related liabilities                                                        1,115           35
     -----------------------------------------------------------------------------------------------------------
                                                                                        $  29,811     $ 27,134
     -----------------------------------------------------------------------------------------------------------

     (in US$ thousands)                                        1996           1997
     --------------------------------------------------------------------------------
12   DEBT

     Short-term debt:
     Credit lines                                            $  2,647       $  1,709
     Current maturities of long-term debt                       3,001          2,336
     --------------------------------------------------------------------------------
                                                             $  5,648       $  4,045
     --------------------------------------------------------------------------------

     Long-term debt:
     Acquisition debt (a)                                    $  1,074       $  1,190
     Senior notes (b)                                          60,000         60,000
     Revolving line of credit (c)                                   -         16,000
     Bank term loans (d)                                        4,155          1,783
     Capital lease obligations (e)                              3,322          3,102
     Bank term loans                                              615            547
     --------------------------------------------------------------------------------

                                                               69,166         82,622
     Less: current maturities included in short-term           (3,001)        (2,336)
     --------------------------------------------------------------------------------

                                                             $ 66,165       $ 80,286
     --------------------------------------------------------------------------------

     (a) The acquisition debt at June 30, 1997 represents the payments due to the former owners of Vessel Sri, an Italian company acquired in May 1997 (see Note 2) and is secured by letter of credit. Interest is payable annually at a fixed rate of 9.0%. The acquisition debt at June 30, 1996 represents the final payment due to the former owners of Filtration SA, a French company acquired in July 1994 (see Note 2).

     (b) In 1996, Memtec Finance, Inc. issued senior guaranteed notes of $18 million due June 15, 2001; $25 million due June 15, 2003; and $17 million due June 15, 2006. Interest is payable semiannually at rates of 7.67%, 7.81% and 7.99% respectively. The senior notes are guaranteed by Memtec Limited and Memtec America Corporation. The agreement requires Memtec to meet certain covenants, including covenants relating to the maintenance of a minimum net worth, fixed charges coverage, maximum levels of debt, and maximum levels of secured debt.

     (c) On January 22, 1997, Memtec Finance, Inc. established a US$60 million multi-currency, multi-option facility with a bank subject to review in January 2000. Interest is payable at LIBOR plus 0.35% (6.0% at June 30, 1997). A facility fee of 0.4% is payable quarterly in advance. The facility is guaranteed by Memtec Limited and Memtec America Corporation. The agreement requires Memtec to meet the covenants listed in Note 12 (b) and, in addition, to maintain a specified minimum current assets to current liabilities ratio.

     (d) A German subsidiary has secured term loan facilities for DM13.5 million (US$7.8 million at June 30, 1997) with six banks. The term loans are secured by certain assets of the German subsidiary. Interest is paid quarterly on the loans at an average rate of 6.7%. The loans are payable monthly, quarterly and semi-annually with maturities ranging from 1998 to 2002.

     (e)  Capital Lease Obligations

          Future minimum payments for capitalized leases were as follows at June 30:

          (in US$ thousands)                                         1997
          ---------------------------------------------------------------
          1998                                                    $ 1,133
          1999                                                        819
          2000                                                        515
          2001                                                        329
          2002                                                        183
          Thereafter                                                  840
          ---------------------------------------------------------------

          Total minimum lease payments                              3,819
          Less: amount representing interest                          717
          ---------------------------------------------------------------

          Present value of net minimum lease payments               3,102
          Less: current maturities                                    927
          ---------------------------------------------------------------

          Long-term obligation                                    $ 2,175
          ---------------------------------------------------------------

     Long-term debt maturities in each of the five years subsequent to June 30, 1997 are $2,336,000 in 1998, $1,709,000 in 1999, $16,767,000 in 2000,
     $18,591,000 in 2001, $239,000 in 2002 and $42,980,000 in 2003 and
     thereafter.

13   FINANCIAL INSTRUMENTS AND CREDIT RISKS

     Memtec enters into forward foreign currency contracts and options to hedge foreign currency transactions. These financial instruments are designed to minimize exposure and reduce risk associated with exchange rate fluctuations. These financial instruments are not recorded on Memtec's balance sheet. Gains and losses on forward foreign currency contracts and options which hedge exposure on firm foreign currency commitments are deferred and recognized as adjustments to the bases of those transactions. Gains and losses on forward foreign currency contracts and options which hedge foreign currency assets or liabilities are recognized in income as incurred. Such amounts effectively offset gains and losses on the foreign currency assets or liabilities that are hedged.

     Memtec sells its products to a diverse group of customers in a wide range of industries throughout the world and as such does not consider itself exposed to concentration of credit risks. These risks are further minimized by placing credit limits, ongoing monitoring of the customers' account balances, and assessment of the customers' financial strengths.

     Memtec's cash and cash equivalents and investments are placed with a wide array of financial institutions with high credit ratings. This investment policy limits Memtec's exposure to concentration of credit risks.

     The carrying values of cash and cash equivalents, investments, trade and note receivables and payables and floating rate debt approximate fair value due to the short-term maturities of these assets and liabilities. The fair value of the Senior Notes based on current rates offered to Memtec for debt of the same remaining maturities is also considered to be not materially different from the carrying value.

     (in US$ thousands)                                                           1995                  1996                1997
     -----------------------------------------------------------------------------------------------------------------------------
14   INCOME TAXES

     Pretax accounting income (loss) for the years ended June 30 was taxed under the following jurisdictions:

     United States                                                             $ 5,681               $ 5,561             $ 5,551
     Non US                                                                     (1,387)                2,350               3,251
     -----------------------------------------------------------------------------------------------------------------------------

                                                                               $ 4,294               $ 7,911             $ 8,802
     -----------------------------------------------------------------------------------------------------------------------------

     The provision (benefit) for income taxes is presented below:

     CURRENT
      US federal                                                               $   462               $ 1,654             $   896
      US state                                                                     125                   560                 296
      Non US                                                                         -                   336                 965
     -----------------------------------------------------------------------------------------------------------------------------

     Total current tax expense                                                     587                 2,550               2,157
     -----------------------------------------------------------------------------------------------------------------------------

     DEFERRED
      US federal                                                               $ 1,712               $   242             $   922
      US state                                                                     139                    35                 103
      Non US                                                                    (1,179)               (5,987)             (1,876)
     -----------------------------------------------------------------------------------------------------------------------------

     Total deferred tax (benefit) expense                                          672                (5,710)               (851)
     -----------------------------------------------------------------------------------------------------------------------------

     Net tax provision (benefit)                                               $ 1,259               $(3,160)            $ 1,306
     -----------------------------------------------------------------------------------------------------------------------------

     The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable
     US statutory federal income tax rate to pretax income as a result of the following differences:

     Tax expense at statutory US tax rates                                     $ 1,460               $ 2,690             $ 2,993

     Increase (decrease) in rates resulting from:
     Amortization of intangibles                                                  (124)                 (115)               (128)
     State income taxes                                                            174                   393                 223
     Expiration of carryforward tax losses                                       1,018                 1,399                   -
     Tax valuation allowance for expiration of carryforward tax
      losses                                                                    (1,018)               (1,399)                  -
     Tax valuation allowance for NOLs utilized                                    (412)                 (213)                  -
     Released tax valuation allowance                                           (1,671)               (6,867)             (5,090)
     Released tax valuation allowance credited to goodwill                           -                     -               2,244
     Tax valuation allowance for current year losses                             2,050                   323                   -
     Tax valuation allowance for prior year adjustments                            146                 1,420                 355
     Prior year adjustments                                                       (277)               (1,382)               (456)
     Effect of non US tax rates                                                    226                   300                 364
     Effect of changes in enacted tax rates                                       (588)                    -                  18
     Other, primarily various non-deductible expenses                              275                   291                 783
     -----------------------------------------------------------------------------------------------------------------------------

                                                                               $ 1,259               $(3,160)            $ 1,306
     -----------------------------------------------------------------------------------------------------------------------------

     (in US$ thousands)                                                                      1996                 1997
     -----------------------------------------------------------------------------------------------------------------
     Deferred tax assets (liabilities) are comprised of the following at June 30:

     Employee benefit obligations                                                         $ 1,589              $ 1,615
     Inventory reserves                                                                       745                1,483
     Receivables allowance                                                                    391                  231
     Alternative minimum tax credits                                                          450                    -
     Loss carryforwards                                                                    14,144               12,535
     Other                                                                                  3,770                2,252
     --------------------------------------------------------------------------------------------------------------------
     Total deferred tax assets                                                             21,089               18,116
     --------------------------------------------------------------------------------------------------------------------

     Depreciation                                                                          (3,356)              (4,571)
     Amortization                                                                            (279)                (349)
     Other                                                                                   (883)                (627)
     --------------------------------------------------------------------------------------------------------------------
     Total deferred tax liabilities                                                        (4,518)              (5,547)
     --------------------------------------------------------------------------------------------------------------------
     Deferred tax asset valuation allowance                                                (7,347)              (2,733)
     --------------------------------------------------------------------------------------------------------------------
     Net deferred tax asset                                                               $ 9,224              $  9,836
     --------------------------------------------------------------------------------------------------------------------

     The valuation allowance at June 30, 1995, 1996 and 1997 primarily relates to a provision for uncertainty as to the utilization of net operating loss carryforwards. The reassessment of this allowance has resulted in an increase to net income of $1,671,000, $6,867,000 and 2,846,000 in 1995,
     1996 and 1997 respectively. The measurement of tax assets and liabilities at June 30 of each year reflect foreign currency translation adjustments, changes in enacted tax rates and movements in temporary differences. Income taxes currently payable for 1996 and 1997 were reduced by $1,560,000 and $3,312,000 respectively, through the utilization of net operating loss carryforwards.

     Carryforward tax losses available to reduce future taxable income are:

     (in US$ thousands)                                                        1997              Expiration Dates
     ------------------------------------------------------------------------------------------------------------
     United Kingdom                                                          $ 14,580                  Unlimited
     Germany                                                                    1,023                  Unlimited
     France                                                                     4,268                  1999-2002
     France                                                                     1,035                  Unlimited
     Japan                                                                      1,810                  1998-1999
     Australia                                                                 12,197                  Unlimited
     ------------------------------------------------------------------------------------------------------------
                                                                             $ 34,913
     ------------------------------------------------------------------------------------------------------------

     The aggregate amount includes approximately $2.3 million which upon recognition would adjust purchase price allocations of prior period business combinations (primarily goodwill).

15   COMMITMENTS AND CONTINGENCIES

     From time to time, Memtec is involved in litigation in the normal course of business. These litigation matters are not believed to be material to the future results of operations, financial position or business of Memtec.

     In August 1995, a former distributor commenced litigation against Memtec. Memtec believes the claims are without merit and is defending the litigation vigorously. Therefore, Memtec does not believe the litigation will result in any material liability.

     In December 1995, Memtec obtained a judgement against Puroflow Inc. ("Puroflow") in connection with a debt owed by Puroflow to Memtec. In August 1996, Puroflow filed a counterclaim against Memtec and certain other persons. Memtec believes the counterclaim is without merit and is defending the litigation vigorously. Therefore, Memtec does not believe the litigation will result in any material liability.

     The Australian Taxation Office ("ATO") conducts income tax audits of Australian companies. Memtec and certain of its Australian subsidiaries are currently subject to an income tax audit by the ATO. The audit has been underway for approximately five years and has covered all areas of Memtec's business since incorporation. The ATO has indicated the principal areas it wishes to discuss further, but no assessment has been issued at this time. It is anticipated that the ATO will complete the audit process and issue any assessment in the 1998 fiscal year. If certain of Memtec's tax positions were challenged by the ATO and if any such challenge were ultimately upheld, there may be a material adverse effect on Memtec's future results of operations. While the outcome of the ATO's audit cannot be predicted, management believes Memtec's tax positions are appropriate and tax provisions are adequate.

     The Internal Revenue Service ("IRS") has advised that it will be conducting an income tax audit of a US subsidiary. The scope of the income tax audit has not been determined, however, it is anticipated that the IRS will complete the audit process and issue any assessment in the 1998 fiscal year. If certain of Memtec's tax positions were challenged by the IRS and if any such challenge were ultimately upheld, there may be a material adverse effect on Memtec's future results of operations. While the outcome of the IRS's audit cannot be predicted, management believes Mentec's tax positions are appropriate and tax provisions are adequate.

     German Revenue Authorities ("GRA") have advised that they will be conducting an income tax audit of a German subsidiary. The scope of the income tax audit has not been determined, however, it is anticipated that the GRA will complete the audit process and issue any assesment in the 1998 fiscal year. If certain of Memtec's tax positions were challenged by the GRA and if any such challenge were ultimately upheld, there may be a material adverse effect on Memtec's future results of operations. While the outcome of the GRA's audit cannot be predicted, management believes Memtec's tax positions are appropriate and tax provisions are adequate.

     As a means of funding working capital, Memtec discounts notes issued by customers with its bankers in several countries. If the issuing party fails to honor the note, the discounting bank has the right of recovery from Memtec. Such transactions are accounted for as sales of receivables, and all estimated losses if any, are recognized at the time of sale. Notes discounted at June 30, 1997 totaled $4,038,000.

     Commitments outstanding for the purchase of property, plant and equipment at June 30, 1997 approximated $2,050,000.

     In the normal course of business, Memtec issues letters of credit and guarantees in relation to large contracts. These totaled $25,210,000 at June 30, 1997.

     LEASES

     Memtec leases certain office space and equipment under noncancelable operating leases. Future minimum rents payable under the leases are $2,058,000 in 1998, $1,429,000 in 1999, $987,000 in 2000, $556,000 in 2001,
     $297,000 in 2002 and $152,000 thereafter.

     Total rent expense amounted to $1,988,000, $2,165,000 and $2,509,000 in 1995, 1996 and 1997 respectively.

16   SHARE INCENTIVE PLANS

     Changes in outstanding ordinary share options are summarized below:

                                                  1995                    1996                    1997
                                           No. of    Average        No. of    Average       No. of    Average
                                          Options   Exercise       Options   Exercise      Options   Exercise
                                      (thousands)      Price   (thousands)      Price   (thousands)     Price
     --------------------------------------------------------------------------------------------------------
     Balance at beginning of year             308   A$20.73            305    A$18.02           446   A$20.31
     Options granted                          150     15.79            196      23.97           295   A$35.42
     Options exercised                        (61)    15.60            (33)     18.48           (73)  A$19.57
     Options terminated or canceled           (92)    25.13            (22)     23.88           (14)  A$28.92
     --------------------------------------------------------------------------------------------------------

     Balance at end of year                   305   A$18.02            446    A$20.31           654   A$27.02
     --------------------------------------------------------------------------------------------------------

     Options exercisable at year end          185   A$22.70            266    A$19.27           389   A$23.42
     --------------------------------------------------------------------------------------------------------

     Weighted average fair value of
      options granted during the year                                         A$ 8.17                 A$12.03
     --------------------------------------------------------------------------------------------------------

     Stock options outstanding:

                                                  Options Outstanding              Options Exercisable
                                                  -------------------              -------------------
                                                Weighted          Weighted                          Weighted
                                                 Average           Average                           Average
               Range of   Outstanding          Remaining    Exercise Price     Exercisable    Exercise Price
        Exercise Prices          1997   Contractual Life         Per Share            1997         Per Share
                           (thousands)            (years)                       (thousands)
     --------------------------------------------------------------------------------------------------------
                A$10-14             12               0.17           A$11.50              12           A$11.50
                  15-19            170               2.00             16.78             163             16.69
                  20-24            178               3.42             23.97             116             23.97
                  30-34            219               4.58             33.55              73             33.55
                  40-44             75               4.41             40.90              25             40.90
     --------------------------------------------------------------------------------------------------------

                A$10-44            654               3.50           A$27.02             389           A$23.42
     --------------------------------------------------------------------------------------------------------

     Memtec Limited has granted options to various directors, executive officers, employees and other persons under various share incentive plans, including the following:

     (a) Memtec Limited Employee Option Scheme: This scheme has been superseded by the Memtec Incentive Option Plan and the Memtec Employee Stock Option Plan. The Option Scheme was open to all directors, employees and consultants and certain other eligible persons of Memtec at the invitation of directors. The number of options granted was a function of base salary. Options issued remain in place and are exercisable on a pro rata basis over five years from the date of grant with the exercise price being act as the market price at the time of the granting of the options. The exercise price shall be adjusted in the event of share splits at any time subsequent to the option date but prior to the exercise of the option. Total options outstanding at June 30, 1997 are 30,898 with the last expiration date being March 2, 1999.

     (b) Memtec Incentive Option Plan: The plan is open to all full time or part time employees of Memtec at the invitation of directors. The options are exercisable on a basis determined by the Board with options not exercised lapsing on the expiration of five years from the grant date or 30 days after the cessation of employment of the participant.

     (c) Prior to 1992, certain granted options became exercisable or vested based on the achievement of profit targets or movements in share prices. These option arrangements are considered compensatory. There was no aggregate compensation expense recorded relative to compensatory share options in 1995, 1996 and 1997.

     The exercise price for all options is equivalent to the market price on the date the options were granted. All options must be exercised within five years from the date of issue and do not entitle the holder to participate by virtue of the options, in any share issues of any other corporation.

     Memtec applies Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for the Stock based compensation plans described above. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for Memtec's stock option grants subsequent to June 30, 1995 been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation", Memtec's net income and earnings per share would have been reduced to the pro forma amounts indicated below :

     (in US$ thousands except per share data)                         1996      1997
     -------------------------------------------------------------------------------
     Net income                                                   $ 10,359    $5,644
     Earnings per ordinary share                                      1.10      0.55
     -------------------------------------------------------------------------------

     Pro forma net income and earnings per share reflects only options granted in fiscal 1996 and 1997. The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income and earnings per share amounts presented above because the options do not fully vest over two years and compensation cost for options granted prior to June 30, 1995 is not considered. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that do not have vesting restrictions and are fully transferable. In addition, option valuation model require the input of highly subjective assumptions including expected stock price volatility. Because Memtec's stock options have characteristics significantly different from those of traded options and, because changes in the subjective input assumptions can materially affect the value of an estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the employee stock options.

     Pro forma compensation experts was calculated with the following weighted average assumptions for grants in 1996 and 1997, respectively; dividends of A$0.10 in both years; expected life of 2.8 and 3.1 years; expected volatility of 43% and 41%; and risk-free interest rates of 6.6% and 6.4%.

17   EMPLOYEE RETIREMENT PLANS

     Memtec offers no post employment benefits other than those described below.

     AUSTRALIA

     Memtec operates a defined contribution (accumulation) plan. All Australian employees, after serving a qualifying period, are entitled to benefits on retirement, disability or death. Employees may contribute to the Plan. Memtec contributes to the Plan at the rate of 8 percent of members' salaries. Costs charged to operations were $451,000, $610,000 and $697,000 in 1995, 1996 and 1997 respectively.

     UNITED KINGDOM

     Employees of Memtec's United Kingdom operating subsidiary, after serving a qualifying period, are entitled to join a defined contribution (accumulation) plan, which at present has 113 members. The rates of contribution are 2% of the members' salaries by the members themselves and 4% of the members' salaries by the company. Costs charged to operations were $106,000, $113,000 and $141,000 in 1995, 1996 and 1997 respectively.

     GERMANY

     (a)  Memtec GmbH

          Memtec GmbH has two defined benefit plans covering in aggregate 17 employees. Costs charged to operations were $92,000, $68,000 and $76,000 in 1995, 1996 and 1997 respectively. Actuarial data for these plans, prepared in accordance with FAS 87, is not available and, in the opinion of management, is not considered material to Memtec's financial statements.

     (b)  Seitz Filter Works GmbH

          Seitz has an unfunded defined benefit plan covering 461 employees which was closed to new members prior to the acquisition of Seitz in April 1996. The projected benefit obligations were determined using an assumed discount rate of 7% for 1996 and 1997. Earned plan benefits are determined using years of credited services and an earnings formula.

          A summary of cost components included in the net periodic pension expense of the plan is presented below:

          (in US$ thousands)                                      1996         1997
          ------------------------------------------------------------------------------
          Service cost                                           $ 29        $ 164
          Interest cost on projected benefit obligation            66          387
          ------------------------------------------------------------------------------

          Net periodic pension expense                           $ 95        $ 551
          ------------------------------------------------------------------------------

          The actuarial present value of accumulated and projected benefit obligations for service rendered to date is $5,284,000 ($5,922,000 in 1996) of which $4,655,000 ($5,265,000 in 1996) is vested. The net pension liability recorded in the balance sheet is $5,378,000 ($5,922,000 in 1996).

     UNITED STATES OF AMERICA

     (a)  Funded Pension Plan

          Effective December 31, 1992, Memtec's three defined benefit plans (which were previously frozen on December 31, 1990) were merged into one defined benefit plan which remains frozen. Accrual of additional participants' benefits and eligibility to participate in the plan has been terminated effective December 31, 1990. The plan assets will remain with the trustee until distributed.

          Previously earned plan benefits were determined using years of credited services and an earnings formula. Memtec's funding policy is to contribute the amount necessary to ensure plan assets meet plan obligations previously earned. The projected benefit obligations were determined using an assumed discount rate of 7.5% for 1995, 7.5% for 1996 and 7.5% for 1997. The assumed long-term rate of return on plan assets is 8%, 8% and 8% for 1995, 1996 and 1997 respectively.

          A summary of cost components included in the net periodic pension expense (credit) of the plan is presented below:

          (in US$ thousands)                                 1995        1996        1997
          -----------------------------------------------------------------------------------
          Service cost                                     $   42      $   43      $   45
          Interest cost on projected benefit obligation       119         124         132
          Actual return on assets                            (124)       (152)       (169)
          Net amortization and deferral                        -           (9)        (22)
          -----------------------------------------------------------------------------------

          Net periodic pension (credit) expense            $   37      $    6      $  (14)
          -----------------------------------------------------------------------------------

          The funded status of the plan at June 30 is presented below:

          (in US$ thousands)                                               1996        1997
          -----------------------------------------------------------------------------------
          Actuarial present value of accumulated and projected
           benefit obligation for service rendered to date - vested     $(3,467)    $(3,667)
          Plan assets of fair value                                       3,918       4,374
          -----------------------------------------------------------------------------------

          Plan assets in excess (deficit) of projected benefit
           obligation                                                       451         707
          Unrecognized (gain) loss                                         (504)       (746)
          -----------------------------------------------------------------------------------

          Account pension expense                                       $   (53)    $   (39)
          -----------------------------------------------------------------------------------

     (b)  Deferred Savings Plans

          Memtec offers an employee deferred savings plan qualifying under
          Section 401(k) of the Internal Revenue Code. The plan covers substantially all US employees with more than one year's service. Employees are encouraged to make contributions to the plan. Under the provisions of the plan, Memtec can make a discretionary contribution as determined by Memtec's board of directors. Memtec incurred expenses related to this plan of $877,000, $1,072,000 and $1,168,000 in 1995,
          1996 and 1997 respectively.

18   SUBSEQUENT EVENT

     Following management's decision to restructure Memtec's French Pilterite operations, Memtec has announced a plan for the termination of certain French employees. A charge of approximately $1.05 million is expected to be recorded in the first fiscal quarter of 1998. No further charges relating to the restructure are anticipated.

     In September 1997, United States Filter Corporation ("US Filter"), through a subsidiary, announced that it intended to make an offer for all of the issued shares of Memtec. Under the terms of the multi-currency, multi-option agreement (Note 12(c)), the bank may elect to require repayment of all debt and guarantee/bond facilities no earlier than 60 days following, in effect, a change in control of Memtec in the manner set out in detail in the facility agreement. In addition, various options issued by Memtec which were not otherwise exercisable become exercisable during or at the completion of the offer.

19   GEOGRAPHIC SEGMENT INFORMATION

     Memtec operates primarily in the filtration industry. Geographic segments have been classified into three regions: United States of America, Europe and Asia/Pacific. Asia/Pacific includes Australia, Japan and Asia.

     Financial information by geographic region for 1995, 1996 and 1997 is summarized below:

                                                                                         Corporate
                                 United States                               Asia/     Unallocated
     (in US$ thousands)            of America                 Europe       Pacific &  Eliminations               Total
     -----------------------------------------------------------------------------------------------------------------
     1995

     Net revenues                     $56,315                $41,804       $46,910        $      -            $145,029
     Transfers between areas           28,001                     29         3,189         (31,219)                  -
     Operating profit (loss)            7,752                  1,701           366          (2,956)              6,863
     Identifiable assets               95,517                 41,840        44,668             214             182,239
     Depreciation and amortization      4,826                  1,024         2,569               -               8,419
     Capital expenditures               6,397                    609         1,360               -               8,366

     1996

     Net revenues                     $69,403                $48,622       $56,481        $      -            $174,506
     Transfers between areas           31,715                  3,394         6,211         (41,320)                  -
     Operating profit (loss)            7,833                  3,317         3,369          (3,927)             10,592
     Identifiable assets              107,261                121,930        62,372           8,229             299,792
     Depreciation and amortization      5,689                  1,685         2,436               -               9,810
     Capital expenditures               7,472                    777         1,339               -               9,588

     1997

     Net revenues                     $91,868                $89,557       $62,191        $      -            $243,616
     Transfers between areas           34,220                 12,706         9,246         (56,172)                  -
     Operating profit (loss)            7,089                  4,924         5,236          (3,650)             13,599
     Identifiable assets              117,569                117,552        61,159          14,883             311,163
     Depreciation and amortization      7,002                  3,732         2,765               -              13,499
     Capital expenditures              13,293                  3,236         3,435               -              19,964

     Net recorded for the United States of America includes export sales totaling $2,949,000, $2,606,000 and $9,259,000 in 1995, 1996 and 1997
     respectively, to customers in Canada, Central America and Latin America.

Condensed Consolidated Statements of Operations
(Unaudited)

                                                             Three months ended
                                                                September 30
(in US$ thousands except share data)                          1997        1996
--------------------------------------------------------------------------------
NET SALES                                                   $ 62,290   $ 57,860

Cost of sales                                                (37,269)   (37,198)
Selling, general and administrative expenses                 (15,301)   (15,221)
Research and development expenses                             (1,755)    (1,779)
Amortization of goodwill and other intangible assets            (717)      (735)
Restructuring costs                                           (1,037)         -
--------------------------------------------------------------------------------

OPERATING PROFIT                                               6,211      2,927

Interest income                                                  147        192
Interest expense                                              (1,578)    (1,342)
Other (expense) income, net                                      (49)        28
--------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                     4,731      1,805

Income tax (provision) benefit                                (2,460)       337
--------------------------------------------------------------------------------

NET INCOME                                                  $  2,271   $  2,142
================================================================================

Earnings per ordinary share                                 $   0.22   $   0.21

Dividends per ordinary share (Note 4)                       $   0.07   $   0.08

Weighted average ordinary shares outstanding                  10,326     10,267
(in thousands)

The accompanying notes are an integral part of the condensed consolidated financial statements.

Condensed Consolidated Balance Sheets

                                                                            September 30      June 30
(in US$ thousands except share data)                                                1997         1997
-------------------------------------------------------------------------------------------------------
                                                                              (unaudited)
Assets

Current assets

  Cash and cash equivalents                                                   $ 21,142        $ 32,761
  Accounts receivable, net of allowance of $1,705 ($1,843 at June 30)           46,371          46,605
  Notes receivable                                                               2,640           2,147
  Inventories                                                                   48,401          46,305
  Prepayments and other current assets                                           5,890           4,610
  Deferred income taxes                                                          4,844           5,252
-------------------------------------------------------------------------------------------------------
Total current assets                                                           129,288         137,680
-------------------------------------------------------------------------------------------------------
Property, plant and equipment                                                  136,586         133,367
Less: Accumulated depreciation                                                 (40,338)        (38,304)
-------------------------------------------------------------------------------------------------------
Net property, plant and equipment                                               96,248          95,063
-------------------------------------------------------------------------------------------------------
Goodwill                                                                        70,026          70,638
Less: Accumulated amortization                                                 (12,507)        (12,121)
-------------------------------------------------------------------------------------------------------
Net goodwill                                                                    57,519          58,517
-------------------------------------------------------------------------------------------------------
Other intangible assets                                                         21,031          21,243
Less: Accumulated amortization                                                 (13,469)        (13,350)
-------------------------------------------------------------------------------------------------------
Net other intangible assets                                                      7,562           7,893
-------------------------------------------------------------------------------------------------------
Deferred income taxes                                                           10,055          10,131
Other assets                                                                     1,842           1,879
-------------------------------------------------------------------------------------------------------
Total assets                                                                  $302,514        $311,163
=======================================================================================================

Liabilities and shareholders' equity

Current liabilities

  Accounts payable                                                            $ 13,679        $ 17,915
  Accrued liabilities                                                           29,533          27,134
  Short-term debt                                                                3,447           4,045
  Deferred income taxes                                                            567             623
-------------------------------------------------------------------------------------------------------
Total current liabilities                                                       47,226          49,717
-------------------------------------------------------------------------------------------------------
Non current liabilities

  Long-term debt                                                                75,032          80,286
  Deferred income taxes                                                          5,017           4,924
  Pension obligations                                                            5,315           5,378
  Other                                                                          1,538           1,555
-------------------------------------------------------------------------------------------------------
Total liabilities                                                              134,128         141,860
-------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 3)
-------------------------------------------------------------------------------------------------------
Shareholders' equity

  Ordinary shares A$2.50 par value; 40,000,000 shares authorized;
  10,336,186 issued and outstanding (10,317,348 at June 30)                     20,047          20,012
  Additional paid-in capital                                                   159,223         159,046
  Accumulated surplus                                                            1,681             182
  Currency translation adjustment                                              (10,552)         (7,864)
-------------------------------------------------------------------------------------------------------
                                                                               170,399         171,376
  Loan receivable from the trustee of the employee share plan                   (2,013)         (2,073)
-------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                     168,386         169,303
-------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                    $302,514        $311,163
=======================================================================================================

The accompanying notes are an integral part of condensed consolidated financial statements.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

                                                                                  Three months ended
                                                                                     September 30
(in US$ thousands)                                                                  1997         1996
-------------------------------------------------------------------------------------------------------
Cash flows from operating activities

Net income                                                                    $  2,271        $  2,142
-------------------------------------------------------------------------------------------------------

Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization                                                    3,423           3,147
Gain on sale of property, plant and equipment                                       (1)              -
Deferred income taxes                                                              564            (712)
Changes in operating assets and liabilities:
  Accounts receivable                                                           (1,017)          3,345
  Inventories                                                                   (2,632)         (3,873)
  Other assets                                                                  (1,407)         (2,602)
  Accounts payable and other liabilities                                        (2,009)           (667)
-------------------------------------------------------------------------------------------------------

Net cash (used in) provided by operating activities                               (808)            780
-------------------------------------------------------------------------------------------------------

Cash flows from investing activities

Purchase of property, plant and equipment                                       (4,625)         (3,805)
Proceeds from sale of property, plant and equipment                                 55              49
Intangible assets acquired                                                        (212)           (215)
-------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                           (4,782)         (3,971)
-------------------------------------------------------------------------------------------------------

Cash flows from financing activities

Net proceeds from issuance of ordinary shares                                      212             586
Repayment of debt                                                                  (56)            (95)
Net revolving credit line movements                                             (5,556)         (2,610)
Principal payments under capital lease obligations                                (262)           (269)
Proceeds from employee share plan receivable                                         1               2
-------------------------------------------------------------------------------------------------------

Net cash used in financing activities                                           (5,661)         (2,386)
-------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                           (368)             21
-------------------------------------------------------------------------------------------------------

Net decrease in cash and cash equivalents                                      (11,619)         (5,556)
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of period                                32,761          28,067
-------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of period                                    $ 21,142        $ 22,511
=======================================================================================================

The accompanying notes are an integral part of the condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements (Unaudited)
----------------------------------------------------------------

1    Condensed Consolidated Financial Statements

     Memtec Limited ("Memtec") is an Australian company listed on the New York Stock Exchange and the Australian Stock Exchange. Memtec's operations in America, Europe and Asia are significantly larger than those in Australia and the predominant trading currency of Memtec is the US dollar. Memtec's shareholders are predominately US and European institutional investors. Memtec therefore prepares its primary financial statements in US dollars and in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

     The condensed consolidated balance sheet as of September 30, 1997, the condensed consolidated statements of operations for the three month periods ended September 30, 1997 and 1996, and the condensed consolidated statements of cash flows for the three months ended September 30, 1997 and 1996 have been prepared by Memtec, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 1997 and for all periods presented have been made.

     The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions. Actual results may differ from these estimates.

     The results of operations for the period ended September 30, 1997 are not necessarily indicative of the operating results for the full year.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The unaudited interim financial information contained in the condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in Memtec's Form 10-K for the year ended June 30, 1997.

                                                          September 30     June 30
(in US$ thousands)                                               1997        1997
----------------------------------------------------------------------------------
2    Inventories

Raw materials                                                $ 14,189    $ 14,543
Work-in-progress                                               21,520      18,989
Finished goods                                                 12,692      12,773
----------------------------------------------------------------------------------
                                                             $ 48,401    $ 46,305
==================================================================================

Costs and billings on uncompleted contracts included in work-in-progress:

Costs and estimated earnings on contracts in progress        $ 14,723    $ 21,903
Progress billings on contracts in progress                     (6,562)    (14,417)
----------------------------------------------------------------------------------
Costs in excess of billings on uncompleted contracts         $  8,161    $  7,486
==================================================================================

Costs and estimated earnings on contracts in progress        $ 22,789    $ 13,883

Progress billings on contracts in progress                    (24,639)    (15,572)
----------------------------------------------------------------------------------
Billings in excess of costs on uncompleted contracts         $ (1,850)   $ (1,689)
==================================================================================

3    Commitments and Contingencies

     From time to time, Memtec is involved in litigation in the normal course of business. These litigation matters are not believed to be material to the future results of operations, financial position or business of Memtec.

     In August 1995, a former distributor commenced litigation against Memtec. Memtec believes the claims are without merit and is defending the litigation vigorously. Therefore, Memtec does not believe the litigation will result in any material liability.

     In December 1995, Memtec obtained a judgment against Puroflow Inc. ("Puroflow") in connection with a debt owed by Puroflow to Memtec. In August 1996, Puroflow filed a counterclaim against Memtec and certain other persons. Memtec believes the counterclaim is without merit and is defending the litigation vigorously. Therefore, Memtec does not believe the litigation will result in any material liability.

     The Australian Taxation Office ("ATO") conducts income tax audits of Australian companies. Memtec and certain of its Australian subsidiaries are currently subject to an income tax audit by the ATO. The audit has been underway for approximately five years and has covered all areas of Memtec's business since incorporation. The ATO has indicated the principal areas it wishes to discuss further, but no assessment has been issued at this time. It is anticipated that the ATO will complete the audit process and issue any assessment in the 1998 fiscal year. If certain of Memtec's tax positions were challenged by the ATO and if any such challenge were ultimately upheld, there may be a material adverse effect on Memtec's future results of operations. While the outcome of the ATO's audit cannot be predicted, management believes Memtec's tax positions are appropriate and tax provisions are adequate.

     The Internal Revenue Service ("IRS") has advised that it will be conducting an income tax audit of a US subsidiary. The scope of the income tax audit has not been determined, however, it is anticipated that the IRS will complete the audit process and issue any assessment in the 1998 fiscal year. If certain of Memtec's tax positions were challenged by the IRS and if any such challenge were ultimately upheld, there may be a material adverse effect on Memtec's future results of operations. While the outcome of the IRS's audit cannot be predicted, management believes Memtec's tax positions are appropriate and tax provisions are adequate.

     German Revenue Authorities ("GRA") are conducting an income tax audit of a German subsidiary. It is anticipated that the GRA will complete the audit process and issue any assessment in the 1998 fiscal year. If certain of Memtec's tax positions were challenged by the GRA and if any such challenge were ultimately upheld, there may be a material adverse effect on Memtec's future results of operations. While the outcome of the GRA's audit cannot be predicted, management believes Memtec's tax positions are appropriate and tax provisions are adequate.

     As a means of funding working capital, Memtec discounts notes issued by customers with its bankers in several countries. If the issuing party fails to honor the note, the discounting bank has the right of recovery from Memtec. Such transactions are accounted for as sales of receivables, and all estimated losses if any, are recognized at the time of sale. Notes discounted at September 30, 1997 totaled $3,091,000.

     In the normal course of business, Memtec issues letters of credit and guarantees in relation to large contracts. These totaled $26,894,000 at September 30, 1997.

4    Dividends per Ordinary Share

     The dividend declared in the first fiscal quarter of both 1998 and 1997 was A$0.10 per ordinary share. Movements in the exchange rate between the US dollar and the Australian dollar account for the change in the reported dividend from US$0.08 in 1997 to US$0.07 in 1998.

5    Acquisition of Schumacher Umweit und Trenntechnik GmbH Group of Companies

     On October 30, 1997, Memtec, through wholly owned subsidiaries, acquired all of the issued and outstanding shares of Schumacher Umweit und Trenntechnik GmbH ("Schumacher") and certain real property in Germany.

     Schumacher's subsidiaries in Japan, France, Poland and the United States of America are wholly owned with the exception of Japan where there is a minority shareholding of 1.29%. Schumacher is a leading manufacturer of ceramic filtration products primarily for the hot gas, brine, food and beverage, sewerage/seration and chemicals industry markets.

     The purchase price for the shares was DM0.4 million (US$6.3 million). The purchase price for the real property was DM10.4 million (US$5.8 million) including VAT. The amount of the Schumacher and Japan subsidiary debt assumed was DM10.5 million (US$5.9 million) and (Yen)75 million (US$0.6 million) respectively, such debt being repayable within 30 days.

     Pro forma financial information is not available at the date of this filing. The required pro forma financial information will be included in an amendment to the Form 8-K filed on November 12, 1997 (refer Part II, Other Information, item 6.).

6    United States Filter Corporation Tender Offer

     United States Filter Corporation ("US Filter"), through a subsidiary, has commenced a tender offer to acquire all of the issued shares of Memtec, as more fully described in US Filter's Part A Statement and related Offer to Purchase dated October 25, 1997. Memtec has distributed a Part B Statement and filed an amended 14D-9 in response to US Filter's offer on November 6, 1997. US Filter's offer is, unless extended, due to expire 1.00am New York city time on November 26, 1997 and 5.00pm Sydney time on November 26, 1997. On November 10, 1997, US Filter announced it is increasing the price of its continuing tender offer to US$34.50.

     Under the terms of the Multi-Currency, Multi-Option Master Facility Agreement with Commonwealth Bank of Australia, the Bank may elect to require repayment of all debt and guarantee/bond facilities no earlier than 60 days following, in effect, a change in control of Memtec in the manner set out in detail in the Master Facility Agreement.

     In addition, various options issued by Memtec which were not otherwise exercisable become exercisable during or at completion of the offer. In that regard, the Memtec Board has determined, in accordance with Rule 7.5 of the Memtec Incentive Option Plan, that the outstanding options under the Plan may be exercised during a period of 90 days after receipt by the option holders of notice of the determination. Notices were received by option holders commencing on November 6, 1997. The Memtec Board further determined that options not exercised within the 90 day period will continue to vest and be exercisable at the same times as they would have vested and been exercisable before this notice was given.

                           The Kinetics Group, Inc.

                       Consolidated Financial Statements

                    Year ended September 30, 1997 and 1996



                                   CONTENTS

Report of Independent Auditors............................................ F-31

Auditors Financial Statements

Consolidated Balance Sheets............................................... F-32
Consolidated Statements of Operations..................................... F-34
Consolidated Statements of Stockholders' Equity........................... F-35
Consolidated Statements of Cash Flows..................................... F-36
Notes to Consolidated Financial Statements................................ F-38

                        Report of Independent Auditors

The Board of Directors and Stockholders
The Kinetics Group, Inc.

We have audited the accompanying consolidated balance sheets of The Kinetics Group, Inc. as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Kinetics Group, Inc. at September 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

January 16, 1998

                           The Kinetics Group, Inc.

                          Consolidated Balance Sheets
                                (in thousands)

                                                                           SEPTEMBER 30
                                                                        1997         1996
                                                                    ------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                        $    8,907    $   8,844
  Receivables:
     Currently due, less allowance for doubtful accounts of
      $2,500 and $1,200 at September 30, 1997 and 1996,
      respectively                                                     83,929       46,841
     Retention, due upon completion of contracts                        7,996        7,191
  Costs and estimated earnings in excess of billings on
     contracts in progress                                             22,773       10,542
  Inventories                                                           2,718        2,490
  Deferred income taxes                                                14,563        1,369
  Restricted deposits                                                      --        1,031
  Prepaid expenses and other current assets                               891          556
                                                                    ---------    ---------
Total current assets                                                  141,777       78,864

Equipment and improvements, net                                        22,847       18,050
Other assets                                                            4,611        2,065

                                                                    ---------    ---------
Total assets                                                       $  169,235    $  98,979
                                                                    =========    =========

                                                               SEPTEMBER 30
                                                             1997        1996
                                                          --------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                       $   36,758  $ 24,754
   Accrued expenses                                           22,200     7,679
   Accrued costs on contracts in progress                     14,000     1,000
   Accrued taxes on income                                     4,856     6,003
   Billings in excess of costs and estimated earnings on
     contracts in progress                                    19,258    16,975
   Current portion of note payable to bank                         -       647
   Current portion of capital lease obligations                1,150     1,310
                                                          ----------  --------
Total current liabilities                                     98,222    58,368

Borrowings under bank lines of credit                         33,770     8,000
Senior subordinated notes                                     17,760         -
Note payable to bank, less current portion                         -     3,861
Capital lease obligations, less current portion                1,418       294
Deferred income taxes                                            677       677
Other liabilities                                                408         -
Commitments and contingent liabilities

Redeemable convertible preferred stock, $.001 per value:
     6,000 shares authorized, 2,689 and 2,484 shares
     issued and outstanding at September 30, 1997 and
     1996, respectively, (redemption and liquidation
     preference $10,756 at September 30, 1997)                10,088     9,164
Stockholders' equity:
   Common stock, $.001 per value; 30,000 shares
     authorized; 7,568 and 7,500 shares issued and
     outstanding at September 30, 1997 and 1996,
     respectively                                                  8         8
   Additional paid-in capital                                 13,692    10,802
   Retained earnings (accumulated deficit)                    (6,808)    7,805
                                                          ----------  --------
Total stockholders' equity                                     6,892    18,615
                                                          ----------  --------
Total liabilities and stockholders' equity                $  169,235  $ 98,979
                                                          ==========  ========

See accompanying notes.

                           The Kinetics Group, Inc.

                     Consolidated Statements of Operations
                                (in thousands)

                                             YEAR ENDED SEPTEMBER 30
                                                 1997         1996
                                             -------------------------
REVENUES                                       $387,805      $278,423
Cost of revenues                                350,367       230,748
                                               --------      --------
Gross profit                                     37,438        47,675
Selling, general and administrative expenses     54,331        31,673
                                               --------      --------
Income (loss) from operations                   (16,893)       16,002
Other income (expense);
  Other (expense) income, net                       328           944
  Interest expense                               (3,924)       (1,068)
                                               --------      --------
Income (loss) before income taxes               (20,489)       15,878
Provision (benefit) for income taxes             (6,800)        7,147
                                               --------      --------
Net income (loss)                              $(13,689)     $  8,731
                                               ========      ========

See accompanying notes.

                           The Kinetics Group, Inc.

               Consolidated Statements of Stockholders' Equity
                                (in thousands)

                                                                              RETAINED
                                                         ADDITIONAL           EARNINGS          TOTAL
                                          COMMON          PAID-IN         (ACCUMULATED       STOCKHOLDERS'
                                     -----------------
                                     SHARES    AMOUNT     CAPITAL            DEFICIT)           EQUITY
                                     ------    -------   -----------       ------------      --------------
Balances at September 30, 1995        7,500     $    8    $   10,802        $     4,421       $      15,231
 Distribution of Subchapter S
  Corporation earnings to
  common stockholders                     -          -             -             (4,415)             (4,415)
 Issuance of Series B redeemable
  convertible preferred stock as in-
  kind dividends                          -          -             -               (757)               (757)
 Accretion of redeemable preferred
  stock                                   -          -             -               (175)               (175)
 Net income                               -          -             -              8,731               8,731
                                     ------    -------   -----------       ------------      --------------
Balances at September 30, 1996        7,500          8        10,802              7,805              18,615
 Issuance of Series B redeemable
  convertible preferred stock as in-
  kind dividends                          -          -             -               (819)               (819)
 Accretion of redeemable preferred
  stock                                   -          -             -               (105)               (105)
 Exercise of stock options               68          -            90                  -                  90
 Issuance of warrants in connection
  with senior subordinated notes          -          -         2,800                  -               2,800
 Net loss                                 -          -             -            (13,689)            (13,689)
                                     ------    -------   -----------       ------------      --------------
Balances at September 30, 1997        7,568    $     8    $   13,692       $     (6,808)      $       6,892
                                     ======    =======   ===========       ============      ==============

See accompanying notes.

                           The Kinetics Group, Inc.

                     Consolidated Statements of Cash Flows
                                (in thousands)


                                                                                         YEAR ENDED SEPTEMBER 30
                                                                                           1997           1996
                                                                                        -------------------------
OPERATING ACTIVITIES
Net income (loss)                                                                        $ (13,689)     $   8,731
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
   Depreciation and amortization                                                             7,371          4,948
   Deferred income taxes                                                                   (13,194)          (453)
   Changes in operating assets and liabilities, net of effect of combined and acquired companies:
       Receivables                                                                         (37,893)       (13,460)
       Costs and estimated earnings in excess of billings on
         contracts in progress                                                             (12,231)        (3,872)
       Inventories                                                                            (228)          (110)
       Prepaid expenses and other current assets                                              (335)            39
       Other noncurrent receivables                                                            297            794
       Accounts payable, trade and subcontractors                                           12,004          1,305
       Billings in excess of costs and estimated earnings on
         contracts in process                                                                2,283          1,986
       Accrued expenses                                                                     13,374          3,977
       Accrued costs on contracts in progress                                               13,000          1,000
                                                                                         ---------      ---------
Net cash (used in) provided by operating activities                                        (29,241)         4,885

INVESTING ACTIVITIES
Purchase of equipment and improvements                                                     (11,418)        (8,099)
Proceeds from sale and leaseback of equipment                                                4,500              -
Investments                                                                                   (989)          (336)
Increases in receivables from stockholders                                                       -           (408)
Repayments of receivables from stockholders                                                    217          1,515
Increases in other assets                                                                     (452)          (143)
Restricted deposits                                                                          1,031         (1,031)
                                                                                         ---------      ---------
Net cash used in investing activities                                                       (7,111)        (8,502)

FINANCING ACTIVITIES
Borrowings under senior subordinated notes                                                  20,000              -
Borrowings under bank line of credit                                                       140,620         15,350
Repayments of borrowings under bank line of credit                                        (114,850)        (7,350)
Borrowings under note payable to bank                                                        1,492          4,549
Repayments of note payable to bank and capital lease obligations                            (9,318)        (4,111)
Loan fees incurred on borrowings                                                            (1,619)             -
Distributions to stockholders                                                                    -         (4,415)
Proceeds from exercise of stock options                                                         90              -
                                                                                         ---------      ---------
Net cash provided by financing activities                                                   36,415          4,023
                                                                                         ---------      ---------
Increase in cash and cash equivalents                                                           63            406
Cash and cash equivalents at beginning of period                                             8,844          8,438
                                                                                         ---------      ---------
Cash and cash equivalents of end of period                                               $   8,907      $   8,844
                                                                                         =========      =========

                           The Kinetics Group, Inc.

                                (in thousands)

                                                                                YEAR ENDED SEPTEMBER 30
                                                                                 1997             1996
                                                                           --------------------------------
SUPPLEMENTAL INFORMATION
Cash paid during the year for:
  Interest                                                                 $     2,700       $     1,068
                                                                           ===========       ===========
  Income taxes                                                             $     7,595       $     4,468
                                                                           ===========       ===========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
     Capital lease obligations incurred                                    $     4,281       $     2,398
                                                                           ===========       ===========
     Series B redeemable convertible preferred stock
       issued as in-kind dividends                                         $       819       $       757
                                                                           ===========       ===========

See accompanying notes.

                           The Kinetics Group, Inc.

                  Notes to Consolidated Financial Statements

                              September 30, 1997


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY AND BASIS OF PRESENTATION

The Kinetics Group, Inc. provides high purity process piping systems for the semiconductor, pharmaceutical, and biotechnology industries. The Company offers its clients turnkey solutions by providing as a complement to its specialty high-purity contracting business, engineering and design services, quality assurance and control services, program management services and manufacturing and distribution of specialty components.

The Kinetics Group, Inc. was incorporated on February 23, 1996. On March 31, 1996, The Kinetics Group, Inc. acquired all of the capital stock of Kinetic Systems, Inc. (predecessor business), which became a wholly owned subsidiary of The Kinetics Group, Inc. in a recapitalization transaction. The Kinetics Group, Inc. had no assets, liabilities or operations prior to March 31, 1996. Common and preferred stockholders and stock option and warrant holders of Kinetic Systems, Inc. received identical equity securities of The Kinetics Group, Inc. and also retained identical ownership and voting percentages in the recapitalization transaction. The recapitalization was accounted for on a historical-cost basis and is reflected in the consolidated financial statements as if occurred at the beginning of the year ended September 30, 1996. The Kinetics Group, Inc. and Kinetic Systems, Inc. (for periods prior to March 31,
1996) are referred to as the "Company" in the consolidated financial statements and accompanying notes.

The consolidated financial statements include the financial position and results of operations of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

MERGER WITH UNITED STATES FILTER CORPORATION

Effective December 31, 1997, The Kinetics Group, Inc. entered into a definitive merger agreement with United States Filter Corporation ("USF"). If the merger is consummated in accordance with the terms of the agreement, USF will acquire all of the outstanding capital stock of The Kinetics Group, Inc. in exchange for approximately 5.8 million shares of USF common stock to the stockholders of The Kinetics Group, Inc. USF will also assume all outstanding employee stock options of The Kinetics Group, Inc.

                           The Kinetics Group, Inc.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CONTRACT OPERATIONS

The Company performs its services under fixed-price, cost-type and time-and-materials contracts. The Company invoices its customers in accordance with the terms of its contracts, which for fixed-price contracts is generally monthly on the basis of percentage completion on the contract, and for cost-type and time-and-materials contracts is generally on a monthly basis as costs are incurred. Each contract type may include a provision for retention, which represents amounts withheld from contract progress billings until satisfactory project completion. Retention generally ranges from five to ten percent of the total contract amount.

Revenues and gross profit from contracts are recognized under the percentage-of-completion method, under which an estimated percentage of each contract, based on the ratio of costs incurred to the Company's estimates of total anticipated costs, is applied to the total estimated project gross profit. Revisions in cost and profit estimates made during the course of the work are reflected in the accounting period in which the facts that require the revision become known. A provision is made currently for the entire amount of estimated future losses on contracts. Actual gross profit on contracts may differ from estimates used by the Company in recording gross profit on contracts in progress and such differences could be material to the financial statements. The Company includes in contract revenues an amount equal to costs incurred attributable to contract claims, when realization of such revenue is probable and the amount is determinable.

The classification of current assets and current liabilities is determined based on the Company's contract cycle. The length of the Company's contracts generally varies from 6 to 15 months with the majority being completed within one year. Accordingly, current assets and current liabilities include amounts related to construction contracts in progress which may not be received or paid within one year. Management estimates that of the $7,996 in retentions included in receivables at September 30, 1997, approximately $5,350 will become due in fiscal 1998 and $2,646 in fiscal 1999.

                           The Kinetics Group, Inc.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of demand deposit accounts with two banks.

CONCENTRATION OF CREDIT RISK

The Company's contracts are primarily with large multinational companies in the semiconductor, pharmaceutical and biotechnology industries. Substantially all of the Company's revenues and earnings are derived from contracts within the United States. Foreign and export revenues were less than 5% of total revenues in each of fiscal 1997 and 1996.

One customer accounted for 11% of the Company's revenues in fiscal 1997 and other customers accounted for 13% and 10% of the Company's revenues in fiscal 1996. Accounts receivable, including retentions, from one customer represented 11% of total contract receivables at September 30, 1997 (11% and 10% from two different customers at September 30, 1996).

The Company extends credit based on evaluation of the customer's financial condition and, generally, does not require collateral. However, the Company has certain lien rights with respect to the related projects. The Company maintains reserves for estimated collection losses on its accounts receivable. Actual collection losses may differ from management's estimates, and such differences could be material to the financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, borrowings under the bank line of credit, senior subordinated notes and capital lease obligations approximate fair value. Fair value of the Company's debt instruments is estimated based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

INVENTORIES

Inventories, which consist of construction materials and supplies which have not been charged to specific contracts, are stated at the lower of cost (first-in, first-out method) or fair value.

                           The Kinetics Group, Inc.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEPRECIATION AND AMORTIZATION

Construction equipment, clean room manufacturing facilities, vehicles, and office furniture and fixtures are depreciated over their estimated useful lives, which range from three to seven years, using the straight-line method. Amortization on capitalized leased equipment is included in depreciation and amortization in the financial statements.

Leasehold improvements are amortized over the shorter of the lease term or their estimated useful life.

LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

STOCK-BASED COMPENSATION

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") establishes a fair value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies that elect not to adopt its provisions. In accordance with the provisions of SFAS 123, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and accordingly, has not recognized compensation cost in connection with such plans. The pro forma effects on reported net income (loss) for fiscal 1997 and 1996 as if the Company had elected to recognize compensation cost based on the fair value of the options at grant date as prescribed by SFAS 123 are summarized in Note 7.

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income"
("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The Company believes that adoption of SFAS 130 will not have a material impact on the Company's consolidated financial statements.

                           The Kinetics Group, Inc.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

Certain prior year balances have been reclassified to conform to current year presentation.

2.   FINANCIAL STATEMENT INFORMATION

CONTRACTS IN PROGRESS

Contracts in progress are summarized as follows (in thousands):

                                                            SEPTEMBER 30
                                                          1997        1996
                                                        --------------------
Costs incurred on contracts in progress                  $466,567   $234,498
Estimated earnings                                         43,209     24,346
                                                        ---------   --------
                                                          509,776    258,844
Less progress billings                                    506,261    265,277
                                                        ---------   --------
                                                        $   3,515   $ (6,433)
                                                        =========   ========

Included in the accompanying consolidated balance sheets under the following captions (in thousands):

                                                            SEPTEMBER 30
                                                          1997        1996
                                                        --------------------
Costs and estimated earnings in excess of billing on
  contracts in progress                                 $ 22,773    $ 10,542
Billings in excess of costs and estimated earnings on
  contracts in progress                                  (19,258)    (16,975)
                                                        --------    --------
                                                        $  3,515    $ (6,433)
                                                        ========    ========

                           The Kinetics Group, Inc.

2.   FINANCIAL STATEMENT INFORMATION (CONTINUED)

EQUIPMENT AND IMPROVEMENTS

Equipment and improvements, at cost, consist of the following (in thousands):

                                                        SEPTEMBER 30
                                                      1997        1996
                                                    --------------------
Construction equipment                              $ 23,746    $ 19,042
Clean room manufacturing facilities                    3,907       2,669
Vehicles                                               1,207       1,232
Office furniture and fixtures                          8,534       5,429
Improvements                                           4,201       3,361
                                                    --------    --------
                                                      41,595      31,733
Less accumulated depreciation and amortization       (18,748)    (13,683)
                                                    --------    --------
                                                    $ 22,847    $ 18,050
                                                    ========    ========


OTHER ASSETS

Other assets consist of the following (in thousands):

                                                            SEPTEMBER 30
                                                          1997        1996
                                                        --------------------
Loan fees, net of accumulated amortization of $60       $ 1,619     $     --
Noncurrent receivables                                      689          297
Investment in foreign companies                           1,144          836
Cash surrender value of life insurance                      455          358
Deposits                                                    524          281
Receivables from stockholders                                43          260
Other                                                       137           33
                                                        -------     --------
Total                                                   $ 4,611     $  2,065
                                                        =======     ========

                           The Kinetics Group, Inc.

2.   FINANCIAL STATEMENT INFORMATION (CONTINUED)

OTHER ASSETS (CONTINUED)

During fiscal 1995 and 1996, the Company purchased approximately 10% of the outstanding capital stock of a privately held foreign company which manufactures specialty pipe fittings for $836,000 in cash. The investment has been recorded at cost.

During fiscal 1997, the Company purchased approximately 49% of the outstanding capital stock of another privately held foreign company which manufactures specialty pipe fittings for $300,000 in cash. The investment is recorded at cost.

ACCOUNTS PAYABLE

Accounts payable consist of the following (in thousands):

                                                            SEPTEMBER 30
                                                          1997        1996
                                                        -------------------
Trade                                                   $31,522     $21,373
Subcontractors                                            5,236       3,381
                                                        -------     -------
                                                        $36,758     $24,754
                                                        =======     =======

ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

                                                            SEPTEMBER 30
                                                          1997        1996
                                                        -------------------
Compensation and related benefits                       $20,751     $ 6,802
Other accrued expenses                                    1,449         877
                                                        -------     -------
                                                        $22,200     $ 7,679
                                                        =======     =======

                           The Kinetics Group, Inc.

3.   BANK CREDIT FACILITY

In August 1997, the Company entered into a loan agreement with a bank and used proceeds of borrowings under the agreement to repay all amounts outstanding under a loan agreement with another bank. The new loan agreement provides a revolving line of credit under which the Company may borrow up to a maximum of $100 million, of which up to $20 million may be used to finance letters of credit. Borrowings under the agreement bear interest at the bank's reference rate (8.5% at September 30, 1997) or other interest rate options which the Company may select. At September 30, 1997, the Company had $33,770,000 in outstanding borrowings and outstanding letters of credit of $5,300,000 under the agreement. Borrowings under the line of credit are secured by the Company's receivables, inventories, equipment and improvements. The agreement expires on February 8, 2002. Under the provisions of the agreement, the Company is required to meet certain financial and nonfinancial covenants. The agreement also restricts the payment of dividends.

In connection with the credit facility, the Company incurred debt issuance fees of $1.2 million that are included in other assets in the accompanying consolidated balance sheet and are being amortized to interest expense over the term of the credit facility.

The Company had a term note facility with another bank that provided for borrowings of up to $6,000,000 to finance equipment purchases. Borrowings under the facility were repaid in September 1997. Equipment financed under this facility, along with certain other equipment, was subsequently sold to a financial institution and leased back under operating leases. The proceeds from the sale of the equipment were $4.5 million. The resulting gain of $408,000 has been deferred and included in other liabilities in the accompanying consolidated balance sheet.

4.   SENIOR SUBORDINATED NOTES

On July 1, 1997, the Company issued $20 million in senior subordinated notes to a preferred stockholder and an investor. The notes bear interest at 8% per annum and the principal is due June 30, 2002. The notes have been recorded at the principal amount, less $2,800,000, which represents the estimated fair value of common stock warrants issued to the noteholders (Note 7). This amount will be accreted by charges to interest expense over the term of the notes. The outstanding principal is required to be repaid upon a change in control of the Company plus a 1% prepayment penalty if repaid before September 30, 1999. The Company may also prepay the notes at its election plus a 1% prepayment penalty. Under the terms of the note agreement, the Company is required to meet certain financial and nonfinancial covenants.

                           The Kinetics Group, Inc.

4.   SENIOR SUBORDINATED NOTES (CONTINUED)

In connection with the issuance of these notes, the company incurred debt issuance fees of $494,000 that are included in other assets in the accompanying consolidated balance sheet and are being amortized to interest expense over the life of the notes.


5.   INCOME TAXES

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse.

The provision (benefit) for income taxes consists of the following (in thousands):

                                                  YEAR ENDED SEPTEMBER 30
                                                     1997          1996
                                                  -----------------------
Current:
     Federal                                      $  4,222       $  6,085
     State                                           2,172          1,515
                                                  --------       --------
                                                     6,394          7,600

Deferred:
     Federal                                       (11,022)          (415)
     State                                          (2,172)           (38)
                                                  --------       --------
                                                   (13,194)          (453)
                                                  --------       --------
                                                  $ (6,800)      $  7,147
                                                  ========       ========

                           The Kinetics Group, Inc.

5.   INCOME TAXES (CONTINUED)

The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate of 35% for fiscal 1997 and 34% for fiscal 1996 as a result of the following differences (in thousands):

                                                        YEAR ENDED SEPTEMBER 30
                                                           1997          1996
                                                        -----------------------
Income tax at the federal statutory rate                 $(7,255)       $ 5,399
State income taxes (net of federal benefit, if any)            -            975
Other, net                                                   455            773
                                                         -------        -------
                                                         $(6,800)       $ 7,147
                                                         =======        =======

Significant components of the Company's deferred income tax assets are as follows (in thousands):

                                                            SEPTEMBER 30
                                                          1997        1996
                                                       ----------------------
Deferred tax assets:
     Allowance for doubtful accounts                   $ 1,035        $  444
     Accrued expenses                                   13,528           650
     State income taxes                                      -           275
     Other, net                                              -            35
                                                       -------        ------
                                                        14,563         1,404

Deferred tax liabilities:
     Depreciation                                          677           712
                                                       -------        ------
Net deferred tax assets                                $13,886        $  692
                                                       =======        ======

                           The Kinetics Group, Inc.

6.   COVERTIBLE PREFERRED STOCK

In June 1995, the Company issued 2,250,000 shares of Series A preferred stock for $9,000,000 in cash less issuance costs of $982.000. The redeemable preferred stock was initially recorded at fair value. The excess of the redemption value over the carrying value is being accreted by periodic charges to retained earnings (accumulated deficit) through June 30, 2002.

The holders of the Series A preferred stock are entitled to receive cumulative dividends at the rate of 8% per annum. Dividends are payable each quarter and must be paid prior to any common stock dividends. Dividends are being paid in shares of Series B preferred stock. As a result of such dividends, 438,958 and 234,181 shares of Series B preferred stock were outstanding as of September 30, 1997 and 1996, respectively. Beginning July 1, 2002, the dividend rate will increase annually by one-tenth of the previous year rate. Prior to any redemption, any unpaid dividends must be paid in full. Upon any mandatory redemption, all accrued but unpaid dividends must be paid.

Each share of Series A and Series B preferred stock is convertible at any time into Series B common stock at the option of the holder. The number of Series B common shares into which each share of Series A preferred stock is convertible is 0.75, subject to adjustment based on antidilution provisions. The number of Series B common shares into which each share of Series B preferred stock is convertible is 0.3693, subject to adjustment and antidilution provisions. At September 30, 1997, the outstanding shares of Series A and B preferred stock were convertible into 1,849,607 Series B shares of common stock. The Series A preferred stock is mandatorily convertible upon the closing of a qualified public offering under the Securities Act of 1933.

The Company must redeem all shares of Series A and Series B preferred stock at a price of $4.00 per share upon the sale or other disposition of all or substantially all of the Company's assets or any transaction of merger or consolidation which includes the Company or any sale of equity securities where the current stockholders would own less than 50% of the Company. Beginning July 1, 2002, the Company may redeem all or any portion of the shares of Series A and Series B preferred stock outstanding at a price of $4.00 per share plus unpaid cumulative dividends.

The holders of Series A and Series B preferred stock have restricted voting rights. However, in the event of any default under the terms of the preferred stock purchase agreement by the Company without remedy, the Series A and Series B preferred stockholders may elect a majority to the Board of Directors and assume voting rights. Also in the event of any such default, the Series A and Series B preferred stock is redeemable at a price of $4.00 per share plus unpaid cumulative dividends.

                           The Kinetics Group, Inc.

6.   CONVERTIBLE PREFERRED STOCK (CONTINUED)

The holders for Series A and Series B preferred stock have liquidation preferences of $4.00 per share plus any dividends in arrears with respect to such stock upon the winding up or dissolution of the Company.


7.   STOCKHOLDERS' EQUITY

COMMON STOCK

The Company's common stock consists of the following at September 30, 1997:

                                        SHARES              SHARES ISSUED
                                      AUTHORIZED           AND OUTSTANDING
                                      ----------           ---------------
Series A                              20,000,000               3,892,500
Series B                              10,000,000               3,675,000
                                      ----------               ---------
                                      30,000,000               7,567,500
                                      ==========               =========

The Series B common stock is nonvoting, except in the event of a proposed reorganization, in which event it will have equal voting rights as the Series A common stock. Series B common stock is convertible into Series A common Stock upon the closing of a qualified public offering (as defined) and such conversion is mandatory in the event the corporation sells all or substantially all of its assets, upon the occurrence of any transaction of merger or consolidation which includes the Company or any sale of equity securities subsequent to which the current shareholders would own less than 50% of the Company, upon the closing of a qualified public offering under the Securities Act of 1933 or the 90th day following the date that current common stockholders fail to own a majority of the Series A common stock.

Under the terms of a stockholder agreement that terminates upon a qualified initial public offering of the Company's common stock, the Company may have the right under certain circumstances to repurchase the capital stock of certain stockholders upon their death, termination or notification of intention to sell their shares, subject to the priority rights of other stockholders to acquire such shares.

                           The Kinetics Group, Inc.

7.   STOCKHOLDERS' EQUITY (CONTINUED)

STOCK SPILT

On December 20, 1996, the stockholders approved a three-for-four reverse stock split of issued and outstanding common stock. All common shares in the accompanying consolidated financial statements have been retroactively adjusted to reflect the stock split.

DIVIDENDS

Under the terms of the Company's bank credit facilities (Note 3), the Company is prohibited from paying cash dividends on its common stock. The credit agreements provide for the payment of required dividends on the Company's redeemable convertible preferred stock.

COMMON STOCK WARRANTS

In connection with the issuance of senior subordinated notes, the Company issued warrants to an outside investor and a preferred stockholder to purchase an aggregate of 318,000 shares of Series A common stock at a purchase price of $0.01 per share. These warrants are exercisable through June 30, 2003. On June 30, 2002, the Company has the option to repurchase for fair value the warrants and any shares issued through exercise of the warrants. If no repurchase offer is made on June 30, 2002, additional warrants to purchase 318,000 shares of Series A common stock are to be issued at a purchase price of $0.01 per share. In addition, warrants to purchase shares of Series A common stock equal to 1.5% of the outstanding fully diluted shares of common stock are to be issued annually beginning October 1, 1998 to the extent the senior subordinated notes are outstanding.

In connection with the issuance of preferred stock and a loan in fiscal 1995, the Company issued warrants to its financial advisors and a bank to purchase 293,662 shares of Series B common stock at a purchase price of $5.33 per share. These warrants are exercisable over a five-year period ending June 25, 2000.

STOCK OPTIONS

The 1997 Stock Option Plan (the "Plan") provides for the grant of incentive stock options, nonqualifying stock options and stock purchase rights. A total of 1,100,000 shares of Series A common stock has been reserved for issuance under the Plan.

                           The Kinetics Group, Inc.

7.   STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTIONS (CONTINUED)

The Plan is administered by the Board of Directors or a committee thereof. Subject to the provisions of the Plan, the Board or committee has the authority to select the persons to whom options are granted and determine the terms of each option, including the number of shares of common stock covered by the option, when the option becomes exercisable, the option exercise price, which, in the case of incentive stock options, must be at least 100% of the fair market value of a share of common stock as of the date of grant, and, in the case of nonstatutory stock options, must be at least 85% of the fair market value of a share of common stock as of the date of grant, and the duration of the option (which, in the case of incentive stock options, may not exceed ten years). Generally, options granted under the Plan are immediately exercisable but remain subject to repurchase by the Company for all exercised unvested shares under a vesting schedule established by the Board or committee. The Company's repurchase right terminates upon certain changes in control.

The Company's 1996 Key Employee Stock Option Plan provided for the issuance of options to employees (including officers), directors and consultants to purchase up to 337,500 shares of Series B common stock. No further shares are available for grant under the 1996 Key Employee Stock Option Plan.

The Company has also entered into non-qualified option agreements with certain employees and one consultant which provide for the purchase of 342,500 shares of Series A common stock and 292,500 shares of Series B common stock. Such agreements provide for vesting periods of up to six years with an option term of ten years.

                           The Kinetics Group, Inc.

7.   STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTIONS (CONTINUED)

Activity under the Company's stock option plans and the non-qualified option agreements is summarized as follows:

                                                 NUMBER OF
                                               COMMON SHARES     EXERCISE PRICE
                                             ------------------
                                             SERIES A  SERIES B     PER SHARE
                                             --------  --------  --------------
Options outstanding at September 30, 1995     322,500   292,500   $       1.33
  Options granted                                   -   468,750    10.00-19.33
                                             --------  --------  -------------
Options outstanding at September 30, 1996     322,500   761,250     1.33-19.33
  Options granted                             639,500   387,624           7.00
  Options cancelled                                 -  (281,250)   10.00-19.33
  Options exercised                           (67,500)        -           1.33
                                             --------  --------  -------------
Options outstanding at September 30, 1997     894,500   867,624   $ 1.33-10.00
                                             ========  ========  =============

At September 30, 1997, options to purchase 122,000 and 186,450 Series A and Series B common shares, respectively, were vested and unexercised. All options under the stock option plans are exercisable but all exercised unvested shares under the vesting schedule remain subject to repurchase by the Company (none exercised as of September 30, 1997).

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company has elected the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123"). Accordingly no compensation cost has been recognized for the options granted under the plans.

                           The Kinetics Group, Inc.

7.   STOCKHOLDERS' EQUITY (CONTINUED)

ACCOUNTING FOR STOCK-BASED COMPENSATION (CONTINUED)

If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS 123, net income would have been decreased to the pro forma amounts indicated in the table below (in thousands):

                                                       YEAR ENDED SEPTEMBER 30
                                                         1997          1996
                                                       -----------------------
Net income (loss) - as reported                        $ (13,689)     $ 8,731
Net income (loss) - pro forma                            (13,881)       8,700

The effect on pro forma net income (loss) in fiscal 1997 and 1996 is not necessarily indicative of the effect on pro forma net income in future years.

The fair value of each grant is estimated on the date of the grant using the minimum-value method (as permitted for non public companies) using the following assumptions for both years:

Risk free interest rate                           6%
Expected life of options                          4 to 10 years
Expected dividend yield                           nil
Expected volatility                               nil


8.   EMPLOYEE BENEFIT PLANS

The Company provides pension and health and welfare benefits to employees who are members of the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada under multiemployer defined benefit plans. Approximately 67% of the Company's full-time workforce is represented by the union. Contributions were $7,542,000 and $5,259,000 to the union pension plans and $9,753,000 and $6,478,000 to the health and welfare plans for fiscal 1997 and 1996, respectively.

                           The Kinetics Group, Inc.

8.   EMPLOYEE BENEFIT PLANS (CONTINUED)

The Company maintains a retirement plan under Section 401(k) of the Internal Revenue Code, which covers nonunion employees who meet certain eligibility requirements. Contributions by the Company, which are made at the discretion of the Board of Directors, are funded and charged against operations as accrued. Benefits under the plan vest in varying annual percentages depending on the employee's hire date, with the employee becoming fully vested after the fifth year of service. Employee contributions are fully vested at all times. The Company contributed $142,000 and $122,000 to the Plan during fiscal 1997 and 1996, respectively, and has accrued an additional contribution of $255,000 for fiscal 1997.

9.   COMMITMENTS AND CONTINGENCIES

The Company leases certain of its facilities and equipment under noncancelable operating leases and certain construction equipment under capital leases. Future minimum payments under noncancelable operating leases with terms greater than one year and capital leases at September 30, 1997 are as follows (in thousands):

                                                       OPERATING      CAPITAL
                                                        LEASES        LEASES
                                                       ----------    ---------
Fiscal year:
   1998                                                 $ 4,097       $ 1,267
   1999                                                   3,595           476
   2000                                                   2,986           469
   2001                                                   1,760           388
   2002                                                   1,079           329
   and thereafter                                           622             -
                                                        -------       -------
Total minimum lease payments                            $14,059         2,929
                                                        =======
Less amounts representing interest                                        361
                                                                      -------
Present value of minimum lease payments (including
   $1,150 recorded as a current liability)                            $ 2,568
                                                                      =======

Rent expense was approximately $2,558,000 and $1,460,000 for fiscal 1997 and 1996, respectively.

                           The Kinetics Group, Inc.

9.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

During fiscal 1997, the Company entered into a joint venture with a real estate developer to construct an office building for the Company. Subsequent to September 30, 1997, the Company made a $300,000 capital contribution for its 50% share of the joint venture. The joint venture has leased the land on which the building is being constructed under a 55-year lease which requires annual payments of $417,000. The joint venture also has contractual commitments for construction of the building in the amount of $6,100,000. The total cash expended by the joint venture for the construction of the building through September 30, 1997 is approximately $173,000.

The Company has entered into a 15-year building lease with the joint venture which will require annual lease payments of $1,390,000, adjusted for price level factors. The Company has two five-year renewal options. The Company has also committed to make additional cash payments of $1,100,000 to the joint venture for the cost of tenant improvements, and advances of $1,300,000 to its joint venture partner. The Company also anticipates that it will be a guarantor of a construction loan to the joint venture in the amount of $5,500,000.

The Company has investments in two companies in which it has guaranteed debt and lease obligations in the aggregate amount of $250,000 at September 30, 1997. The Company has also guaranteed obligations of two stockholders to a bank to a maximum of $2,900,000, of which $2,500,000 was outstanding at September 30, 1997.

10   LITIGATION AND CLAIMS

The Company is a party to a number of lawsuits and claims arising out of the normal course of business. Claims arising from certain construction contracts have been made against the Company by project owners and subcontractors. The Company has also made claims against certain project owners for costs incurred in excess of contract amounts, including receivables of $4,676,000 at September 30, 1997 for which no revenue has been recognized.

                           The Kinetics Group, Inc.

10. LITIGATION AND CLAIMS (CONTINUED)

In January 1997, the Company experienced an incident in which one of the Company's employees died and another was seriously injured at a facility of one of the Company's customers. The family of the deceased employee has filed a lawsuit against the Company in U.S. District Court, Northern District of Texas, which involves a gross negligence claim for punitive damages. The case is in the early stages of discovery. The general contractor has also filed a lawsuit against the Company which involves a contractual indemnity claim in connection with the same incident. There has been no discovery in this case. The Company has tendered defense to these matters to its insurance carrier.

Management believes that the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations. However, depending on the amount and timing, an unfavorable resolution of some or all of these matters could materially affect the Company's financial position or its future results of operations or cash flows.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined financial information presents the Pro Forma Combined Balance Sheet at September 30, 1997, giving effect to the acquisitions of Memtec and of Kinetics as if they had been consummated on that date. Also presented are the Pro Forma Combined Statements of Operations for the fiscal year ended March 31, 1997 and the six months ended September 30,1997, giving effect to the acquisitions of Memtec and Kinetics as if each of such acquisitions had been consummated as of the beginning of the respective periods presented. The Company's fiscal year ends on March 31, Memtec's fiscal year ends on June 30 and Kinetics' fiscal year ends on September 30. The Pro Forma Combined Balance Sheet combines the respective balance sheets of the Company, Memtec and Kinetics as of September 30, 1997. The Pro Forma Combined Statement of Operations for the year ended March 31, 1997 combines the results of the Company for such year with the results of Memtec for the year ended June 30, 1997 and the results of Kinetics for the year ended September 30, 1997. The Pro Forma Combined Statement of Operations for the six months ended September 30, 1997 combines the results of each of the Company, Memtec and Kinetics for such six month period.

  The pro forma data is based on the historical combined statements of the Company, Memtec and Kinetics giving effect to the Memtec acquisition under the purchase method of accounting, the Kinetics acquisition under the pooling of interests method of accounting and to the assumptions and adjustments (which the Company believes to be reasonable) described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information. Under the purchase method of accounting, assets acquired and liabilities assumed will be recorded at their estimated fair value at the date of acquisition. Under the pooling of interests method of accounting, the recorded assets and liabilities of the separate entities become the recorded assets and liabilities of the combined entity. The pro forma adjustments set forth in the following unaudited pro forma combined financial information are estimated and may differ from the actual adjustments when they become known; however, no material differences are anticipated by the Company.

  The following unaudited pro forma combined financial information does not reflect certain cost savings that the Company believes may be realized following the Memtec and Kinetics acquisitions. Such cost savings are expected to be realized primarily through the elimination of certain overhead expenses and geographic overlap and the implementation of strict cost controls and standardized operating procedures. Additionally, the Company believes that such acquisitions will enable it to realize increased operating efficiencies and economies of scale including enhanced purchasing power and increased asset utilization.

  The pro forma data is provided for comparative purposes only. It does not purport to be indicative of the results that actually would have occurred if the acquisitions of Memtec and Kinetics had been consummated on the dates indicated or that may be obtained in the future. The unaudited pro forma combined financial information should be read in conjunction with the notes thereto, the audited consolidated financial statements and notes thereto of Memtec and Kinetics, included herein, and the Company's Consolidated Financial Statements and related Notes thereto, incorporated herein by reference.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                AS OF SEPTEMBER 30, 1997
                           ----------------------------------------------------------------------
                                    HISTORICAL                           PRO FORMA
                           -----------------------------  ---------------------------------------
                                                          ADJUSTMENTS
                                                           INCREASE
                            COMPANY    MEMTEC   KINETICS  (DECREASE)       NOTES      PRO FORMA
                           ---------- --------  --------  ----------- --------------  ----------
                                                     (IN THOUSANDS)
ASSETS
Current assets:
 Cash....................  $   32,622 $ 21,142  $  8,907                              $   62,671
 Short-term investments..         483      --        --                                      483
 Accounts receivable,
  net....................     618,256   46,371    91,925                                 756,552
 Cost and estimated
  earnings in excess of
  billings on uncompleted
  contracts..............     121,494      --     22,773                                 144,267
 Inventories.............     303,960   48,401     2,718                                 355,079
 Prepaid expenses........      13,677      --        891                                  14,568
 Deferred taxes..........      38,969    4,844    14,563                                  58,376
 Other current assets.....     41,247    8,530       --                                   49,777
                           ---------- --------  --------                              ----------
  Total current assets...   1,170,708  129,288   141,777                               1,441,773
                           ---------- --------  --------                              ----------
Property, plant and
 equipment, net..........     597,987   96,248    22,847                                 717,082
Investment in leasehold
 interests, net..........      22,916      --        --                                   22,916
Costs in excess of net
 assets of businesses
 acquired, net...........     903,982   57,519       --                                  961,501
Other assets.............     109,373   19,459     4,611    (11,231)    a(i)             122,212
                           ---------- --------  --------                              ----------
  Total assets...........  $2,804,966 $302,514  $169,235                              $3,265,484
                           ========== ========  ========                              ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable........  $  278,233 $ 13,679  $ 36,758                              $  328,670
 Accrued liabilities.....     272,633   29,533    36,200                                 338,366
 Current portion of long-
  term debt..............      10,699    3,447     1,150                                  15,296
 Billings in excess of
  costs and estimated
  earnings on uncompleted
  contracts..............      58,012      --     19,258                                  77,270
 Other current
  liabilities............      43,997      567     4,865                                  49,420
                           ---------- --------  --------                              ----------
  Total current
   liabilities...........     663,574   47,226    98,222                                 809,022
                           ---------- --------  --------                              ----------
Notes payable............       6,346      --     33,770    388,364     a(ii)            428,480
Long-term debt, excluding
 current portion.........      60,521   75,032    19,178                                 154,731
Convertible subordinated
 notes...................     554,000      --        --                                  554,000
Deferred taxes...........      13,110    5,017       677                                  18,804
Other liabilities........      43,679    6,853       408                                  50,940
                           ---------- --------  --------                              ----------
  Total liabilities......   1,341,230  134,128   152,255                               2,015,977
                           ---------- --------  --------                              ----------
 Preferred stock.........         --       --     10,088    (10,088)    a(iii)               --
Shareholders' equity:
 Common stock............         929   20,047         8    (19,997)    a(iii), a(iv)        987
 Additional paid-in
  capital................   1,384,570  157,210    13,692   (147,172)    a(iii), a(iv)  1,408,300
 Currency translation
  adjustment.............     (34,579) (10,552)      --      10,552     a(iv)            (34,579)
 Retained earnings
  (accumulated deficit)..     112,816    1,681    (6,808)  (232,890)    a(iv), a(v)     (125,201)
                           ---------- --------  --------                              ----------
  Total shareholders'
   equity................   1,463,736  168,386     6,892                               1,249,507
                           ---------- --------  --------                              ----------
                           $2,804,966 $302,514  $169,235                              $3,265,484
                           ========== ========  ========                              ==========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                             HISTORICAL                             PRO FORMA
                          ---------------------------------------------- ---------------------------------
                                         Fiscal Year Ended
                          ---------------------------------------------- ADJUSTMENTS
                          March 31, 1997 June 30, 1997 September 30,1997  INCREASE
                            COMPANY        MEMTEC           KINETICS     (DECREASE)   NOTES    PRO FORMA
                          ----------      --------          --------     ---------  ---------- ----------
                                                        (IN THOUSANDS)
Revenues................  $1,376,601     $243,616         $387,805                            $2,008,022
Cost of sales...........   1,026,248      155,638          350,367                             1,532,253
                          ----------     --------         --------                            ----------
 Gross profit...........     350,353       87,978           37,438                               475,769
Selling, general and
 administrative
 expenses...............     261,859       72,702           54,331                               388,892
Merger and restructuring
 expenses...............       5,581        1,677              --                                  7,258
                          ----------     --------         --------                            ----------
 Operating income
  (loss)................      82,913       13,599          (16,893                                79,619
Other income (expense):
 Interest expense.......     (22,585)      (5,613)          (3,924       (22,991)   b(i)         (55,113)
 Interest and other
  income................       3,350          816              328                                 4,494
                          ----------     --------         --------                            ----------
 Income (loss) before
  income taxes..........      63,678        8,802          (20,489                                29,000
Provision (benefit) for
 income taxes...........      17,481        1,306           (6,800        (6,323)   b(ii)          5,664
                          ----------     --------         --------                            ----------
 Net income (loss)......  $   46,197     $  7,496         $(13,689                            $   23,336
                          ==========     ========         ========                            ==========
 Net income per common
  share.................  $     0.77                                                          $     0.35
                          ==========                                                          ==========
 Net income per common
  share excluding
  certain charges.......  $     0.83 c                                              c         $     0.77
                          ==========                                                          ==========
Weighted average number
 of common shares
 outstanding............      60,324                                                              66,127
                          ==========                                                          ==========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                     FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1997
                          ----------------------------------------------------------------
                                   HISTORICAL                        PRO FORMA
                          ------------------------------  --------------------------------
                                                          ADJUSTMENTS
                                                           INCREASE
                           COMPANY     MEMTEC   KINETICS  (DECREASE)    NOTES  PRO FORMA
                          ----------  --------  --------  ----------- -------- ----------
                                                  (IN THOUSANDS)
Revenues................  $1,289,722  $130,095  $227,404                       $1,647,221
Cost of sales...........     971,117    81,100   205,585                        1,257,802
                          ----------  --------  --------                       ----------
  Gross profit..........     318,605    48,995    21,819                          389,419
Selling, general and
 administrative
 expenses...............     234,676    37,974    31,392                          304,042
Merger and restructuring
 expenses...............         --      2,714       --                             2,714
                          ----------  --------  --------                       ----------
  Operating income
   (loss)...............      83,929     8,307    (9,573)                          82,663
Other income (expense):
  Interest expense......     (18,389)   (3,083)   (2,787)   (11,496)    b(i)      (35,755)
  Interest and other
   income...............       1,087       355       136                            1,578
                          ----------  --------  --------                       ----------
  Income (loss) before
   income taxes.........      66,627     5,579   (12,224)                          48,486
Provision (benefit) for
 income taxes...........      21,357     2,631    (3,748)    (3,690)    b(iii)     16,550
                          ----------  --------  --------                       ----------
  Net income (loss).....  $   45,270  $  2,948  $ (8,476)                      $   31,936
                          ==========  ========  ========                       ==========
  Net income per common
   share................  $     0.55                                           $     0.36
                          ==========                                           ==========
  Net income per common
   share excluding
   certain charges......  $     0.55                                           $     0.51
                          ==========                                           ==========
Weighted average number
 of common shares
 outstanding............      82,968                                               88,771
                          ==========                                           ==========

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

a. The Pro Forma Combined Balance Sheet has been prepared to reflect the acquisition of Memtec under the purchase method of accounting. Including transaction costs estimated at approximately $13.0 million, the equity purchase price for Memtec was approximately $399.6 million in cash. The estimated net book value, as adjusted, of Memtec and the estimated fair value of its net assets as of the closing date is assumed to be $168.4 million. The purchase price was allocated to the assets of Memtec based on their estimated respective fair value. In connection with the acquisition of Memtec, the Company acquired certain in-process research and development projects that had not reached technological feasibility and that had no alternative future uses. Such projects were valued using a risk adjusted cash flow model under which expected future cash flows were discounted, taking into account risks related to existing and future markets and assessments of the life expectancy of such projects. The estimated value of such in-process research and development projects was $231.2 million at September 30, 1997 ($299.6 million at the closing date of December 9, 1997) and was recorded as a charge to retained earnings in the accompanying Pro Forma Combined Balance Sheet.

   The Pro Forma Combined Balance Sheet has been prepared to reflect the acquisition of Kinetics under the pooling of interests method of accounting. The Company acquired all of the outstanding capital stock of Kinetics in exchange for 5,803,803 shares of the Company's Common Stock (0.5824 shares of the Company's Common Stock for each outstanding share of Kinetics common stock). Pursuant to the pooling of interests method of accounting, the recorded assets and liabilities of each of the Company and Kinetics have been recorded as the assets and liabilities of the combined entity.

   The Pro Forma Combined Balance Sheet has been adjusted as follows:

    (i) To eliminate the recorded investment in Memtec of $11.2 million for the purchase of Memtec Shares prior to the Memtec Offer.

    (ii) To record the assumed incurrence of $388.4 million of indebtedness under the Senior Credit Facility with an assumed effective interest rate of 5.92%. Such indebtedness was incurred to fund the purchase of a portion of the Memtec Shares and to pay certain related fees and expenses.

    (iii) To reflect the conversion of Kinetics preferred stock into Kinetics common stock. Such conversion increased Kinetics common equity account and additional paid-in capital account by $50,000 and $10.0 million, respectively.

    (iv)  To eliminate the equity of Memtec.

    (v) To record the impact on retained earnings for the charge of $231.2 million related to the purchase of in-process research and development projects.

b. For the fiscal year ended March 31, 1997, the historical results of operations of Memtec reflects its operations for the twelve months ended June 30, 1997 and the historical results of operations of Kinetics reflects its operations for the twelve months ended September 30, 1997. The pro forma data for the six months ended September 30, 1997 combines the results of each of the Company, Memtec and Kinetics for such six-month period.

   The Pro Forma Combined Statements of Operations give effect to the following adjustments:

                                                     FISCAL YEAR  SIX MONTHS
                                                        ENDED        ENDED
                                                      MARCH 31,  SEPTEMBER 30,
                                                        1997         1997
                                                     ----------- -------------
                                                          (IN THOUSANDS)
     (i)  To adjust interest expense related to
          indebtedness of $388.4 million incurred
          under the Senior Credit Facility to
          finance the acquisition of a portion of
          the Memtec Shares and to pay certain
          related fees and expenses. Interest on
          such indebtedness is assumed to be at an
          effective rate of 5.92% per annum.........   $(22,991)    $(11,496)
                                                       ========     ========
     (ii) To adjust the provision for income taxes
          to reflect the income tax effect of the
          pro forma adjustments.....................   $ (6,323)    $ (3,690)
                                                       ========     ========

c. During the fiscal year ended March 31, 1997, the Company recorded merger expenses of $5.6 million related to the acquisition of Davis. Such expenses consisted primarily of investment banking fees, printing, stock transfer fees, legal fees, accounting fees, governmental filing fees and certain other costs related to existing Davis pension plans and change of control payments.

   During the fiscal year ended June 30, 1997 and the six months ended September 30, 1997, Memtec recorded restructuring expenses of $1.7 million and $2.7 million, respectively. Such restructuring expenses related to employee terminations and asset write-downs at Memtec's French operations. The restructuring was performed to focus Memtec's French operations on global brands and away from non-core businesses.

   During the fiscal year ended September 30, 1997 and the six months ended September 30, 1997, Kinetics recorded non-recurring charges of $32.8 million and $17.3 million, respectively. During the fiscal year ended September 30, 1997, Kinetics recorded in cost of sales non-recurring charges of $26.0 million related to certain unreimbursed project costs, $24.8 million of which were for Asian-based customers including $20.0 million for a single project for an Asian-based customer. Additional non-recurring charges during the fiscal year ended September 30, 1997 of $6.8 million were included in Kinetics' selling, general and administrative expenses. These charges related to increases in Kinetics allowance for doubtful accounts, the write-off of certain receivables, the write-down of certain assets and the establishment of certain accruals. During the six months ended September 30, 1997, Kinetics recorded in cost of sales non-recurring charges of $13.7 million related to unreimbursed project costs, $13.4 million of which were for Asian-based customers including
   $10.3 million for a single project for an Asian-based customer. Additionally, during the six months ended September 30, 1997, Kinetics recorded non-recurring charges in selling, general and administrative expenses of $3.6 million related to increases in Kinetics allowance for doubtful accounts, the write-off of certain receivables, the write-down of certain assets and the establishment of certain accruals.

   Excluding the effects of each of the charges identified above, gross profit, operating income, net income and net income per common share for the fiscal year ended March 31, 1997 and the six months ended September 30, 1997 would have been:


                                                           PRO FORMA
                                                           ---------
                                                          (IN THOUSANDS,
                                                            EXCEPT PER
                                                            SHARE DATA)
   Fiscal Year Ended March 31, 1997:
     Gross profit.........................................  $501,769
     Operating income.....................................   119,706
     Net income...........................................    50,746
     Net income per common share..........................      0.77
   Six Months Ended September 30, 1997:
     Gross profit.........................................  $403,102
     Operating income.....................................   102,682
     Net income...........................................    45,369
     Net income per common share..........................      0.51

                                 EXHIBIT INDEX

Exhibit No.                      Description of Exhibit
-----------                      ----------------------
  23.01           Consent of Price Waterhouse
  23.02           Consent of Ernst & Young LLP